SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF THE 2015

ANNUAL MEETING

AND PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m. on Friday, May 22, 2015 at the Corporate Headquarters building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the Corporate Headquarters building are on the back cover of the proxy statement.

This year we have decided to deliver our proxy materials to the majority of our shareholders using the “notice-and-access” method permitted by U.S. Securities and Exchange Commission rules. Under notice-and-access, instead of a paper copy of the proxy materials, we are sending to our shareholders a Notice Regarding the Availability of Proxy Materials (the “Notice”). We first mailed the Notice to the majority of our shareholders on April 8, 2015.

The Notice contains instructions on how to:

•	electronically access our proxy statement for our 2015 annual meeting and our 2014 Annual Report to Shareholders and Form 10-K;
•	vote via the internet, by telephone or by mail; and
•	receive a paper copy of our proxy materials by mail, if desired.

Electronic delivery of our proxy materials will allow us to provide shareholders with the information they need, while at the same time lowering the cost of delivery for the company.

The Notice will serve as an admission ticket to the 2015 annual meeting of shareholders.

On April 8, 2015, we also first mailed the proxy statement and a proxy card to certain shareholders. If you receive a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket to the annual meeting of shareholders.

Each attendee must present a government-issued photo identification (such as a driver’s license) and either the Notice or admission ticket to be admitted to the annual meeting. More information can be found in the proxy statement under “Information About the Meeting.”

Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to please vote as soon as possible via the internet, by telephone or by mail.

Sincerely,

Charles R. Williamson

Chairman of the Board

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	May 22, 2015
Meeting Time:	9:00 a.m. (Pacific)
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	March 27, 2015

Agenda

Weyerhaeuser Company’s Annual Meeting of Shareholders will be held May 22, 2015 to:

•	elect as directors the 10 nominees named in the attached proxy statement;
•	approve an advisory resolution on the compensation of our named executive officers;
•	ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for 2015; and
•	transact any other business that may be properly brought before the annual meeting.

Admission

All common shareholders are invited to attend the annual meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted. Your admission ticket is either the Notice Regarding the Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the admission ticket that was included with the proxy statement. Seating will be limited and on a first come basis. Please refer to “Information About the Meeting” on page 6 of the proxy statement for more information about attending the meeting.

Voting

Your vote is important. Shareholders owning Weyerhaeuser common stock at the close of business on March 27, 2015, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. Whether or not you expect to attend the annual meeting in person, we urge you to vote as soon as possible by one of these methods:

•	via the internet: go to www.envisionreports.com/WY,
•	by toll-free telephone: call 1-800-652-VOTE (8683), or
•	by mail (if you received a paper copy of the proxy materials): mark, sign, date and return the enclosed proxy card as soon as possible in advance of the meeting to ensure that your vote is recorded.

Shareholders may also vote in person at the annual meeting. For more information on how to vote your shares, please refer to “Proxy and Voting Information” beginning on page 5 of the proxy statement.

Devin W. Stockfish

Senior Vice President, General Counsel and Corporate Secretary

Federal Way, Washington

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 22, 2015

This Notice of the Annual Meeting of Shareholders, our Proxy Statement and our Annual Report to Shareholders and Form 10-K are available free of charge at www.edocumentview.com/WY.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting.

2015 ANNUAL MEETING INFORMATION (page 6)

Date:	May 22, 2015	Record Date:	March 27, 2015
Time:	9:00 a.m. (Pacific)

Place:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Voting:	All common shareholders of record as of March 27, 2015 may vote. Each outstanding share of common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Admission:	You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted to the annual meeting. Your admission ticket is either the Notice Regarding the Availability of Proxy Materials (“Notice”) or, if you received a paper copy of the proxy materials, the admission ticket that was included with the proxy statement. Please refer to “Information About the Meeting” on page 6 of the proxy statement for more information about attending the meeting. A map and directions to the Corporate Headquarters building are on the back cover of the proxy statement.

ADVANCE VOTING METHODS (page 6)

Even if you plan to attend the 2015 annual meeting of shareholders in person, we urge you to vote in advance of the meeting using one of these advance voting methods.

MEETING AGENDA AND VOTING RECOMMENDATIONS

The Weyerhaeuser Company board of directors is asking shareholders to vote on these matters:

Items of Business	Board Recommendation	Page Number
1. Election of the 10 directors named as nominees in the proxy statement	FOR	8
2. Approve an advisory resolution on the compensation of our named executive officers	FOR	58
3. Ratification of selection of independent registered public accounting firm	FOR	58

In addition to the above matters, we will transact any other business that is properly brought before the shareholders at the annual meeting.

DIRECTOR NOMINEES (page 8)

We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes cast. See “Nominees for Election” and “Board of Directors and Committee Information” beginning on page 8 of the proxy statement for more information regarding our directors and our process for nominating directors.

				Board Committee Composition
Name	Age	Director Since	Primary Occupation	Independent	EC	AC	CC	GCRC	FC
David P. Bozeman	46	2015	Senior Vice President, Caterpillar Inc.	✓
Debra A. Cafaro	57	2007	Chairman and Chief Executive Officer of Ventas, Inc.	✓			✓		C
Mark A. Emmert	62	2008	President, National Collegiate Athletic Association	✓		✓		✓
John I. Kieckhefer	70	1990	President, Kieckhefer Associates, Inc.	✓	✓	✓	✓
Wayne W. Murdy	70	2009	Retired Chairman and CEO, Newmont Mining Corporation	✓			C
Nicole W. Piasecki	52	2003	Vice President and General Manager, Propulsion Division, Boeing Commercial Airplanes	✓				✓	✓
Doyle R. Simons	51	2012	President and Chief Executive Officer, Weyerhaeuser Company		✓
D. Michael Steuert	66	2004	Retired CFO, Fluor Corporation	✓		C, FE		✓
Kim Williams	59	2006	Retired Partner and SVP, Wellington Management Company, LLP	✓		✓	✓		✓
Charles R. Williamson	66	2004	Retired EVP, Chevron Corporation and CEO, Unocal Corporation	✓	C
AC = Audit Committee CC = Compensation Committee EC = Executive Committee FC = Finance Committee			GCRC = Governance and Corporate Responsibility Committee C = Committee Chair FE = Financial Expert

2014 BUSINESS HIGHLIGHTS (page 20)

•	Increased net sales from continuing operations to $7.40 billion in 2014, up from $7.25 billion in 2013
•	Increased net earnings from continuing operations in 2014 to $828 million, up 69% compared to 2013
•	Increased net earnings from continuing operations before special items in 2014 to $700 million, up 22% compared to 2013
•	Increased cash from operations to $1.09 billion, up 8% over 2013
•

Completed the divestiture of our homebuilding and real estate development business, which resulted in the retirement of over $1.95 billion of our common stock, or approximately 58.8 million shares, and the receipt of approximately $700 million in cash

•

Achieved our 2014 operational excellence targets, including exceeding our one-year target to capture synergies from our Longview Timber acquisition, improving the performance of our Engineered Products & Distribution (“EP&D”) businesses, and reducing SG&A expenses

•	Increased our quarterly dividend to $0.29 per common share, an increase of 32% in 2014
•	Returned $607 million to shareholders through dividends
•	Repurchased $203 million of common shares as of December 31, 2014 as part of a $700 million share repurchase program authorized in August 2014
•

Our annualized three-year and five-year total shareholder return (“TSR”) was 28% and 20%, respectively. Our performance ranked at the 71st percentile and at the 64th percentile, respectively, compared to the TSR of the S&P 500 for the same periods.

CORPORATE GOVERNANCE HIGHLIGHTS (page 21)

Our corporate governance policies promote the long-term interests of shareholders, accountability and trust in the company. Below is a summary of some of the highlights of our corporate governance framework.

✓ Annual election of all directors	✓ Regular executive sessions of independent directors
✓ Majority voting	✓ Risk oversight by the board and committees
✓ Independent chairman	✓ Annual board and committee self-assessments
✓ 9 of 10 directors are independent	✓ No supermajority voting
✓ Clawback policy	✓ No shareholder rights plan
✓ Anti-hedging and anti-pledging policy	✓ Independent committee chairs and members
✓ Executive stock ownership guidelines	✓ Shareholder engagement
✓ Director stock ownership guidelines	✓ Annual say-on-pay advisory votes

EXECUTIVE COMPENSATION HIGHLIGHTS (page 21)

•

Our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders. We do this by targeting base pay at the competitive median and tying incentive pay to performance.

•	At our 2014 annual meeting, we received more than 96% support for our executive compensation program.

2015 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

April 8, 2015

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (“Weyerhaeuser” or the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters building in Federal Way, Washington on Friday, May 22, 2015 at 9:00 a.m. (Pacific) to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement. The enclosed form of proxy is solicited by the board of directors of the Company.

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING

Only common shareholders of record at the close of business on March 27, 2015 are eligible to vote at the annual meeting. On that date, 518,726,524 common shares were outstanding. Each common share entitles the holder to one vote at the annual meeting. Holders of the Company’s 6.375% Mandatory Convertible Preference Shares, Series A are not entitled to vote at the annual meeting.

VOTE REQUIRED

The presence, in person or by proxy, of holders of a majority of Weyerhaeuser’s outstanding common shares is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum. Under Washington law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:

•	Item 1—nominees for election as directors will be elected to the board of directors if the votes cast for each such nominee exceed the votes cast against the nominee;

•

Item 2—the advisory vote to approve the compensation of the named executive officers as disclosed in the proxy statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal; and

•

Item 3—ratification of the selection of KPMG LLP as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

The following will not be considered votes cast and will not count towards the election of any director nominee or approval of other proposals:

•	broker non-votes;
•	a share whose ballot is marked as abstain;
•	a share otherwise present at the annual meeting but for which there is an abstention; and
•	a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

If your shares are held in street name on your behalf (that is, you own shares in the name of a bank, broker or other holder of record), the broker or other registered holder must receive explicit voting instructions from you to be able to vote on the election of directors and executive compensation, each of which is considered to be non-routine under the applicable rules of the New York Stock Exchange. Brokers do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker explicit instructions, your shares will not be voted on the election of directors or the advisory vote on executive compensation and will be considered “broker non-votes” on such proposals. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is considered a routine matter and, as such, your broker is entitled to vote your shares on such proposal even if you do not provide voting instructions on that item.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your common shares.

If you are a shareholder of record (that is, if your shares are registered in your own name with our transfer agent), you can vote any one of four ways:

•	Voting on the Internet. Go to www.envisionreports.com/WY and follow the instructions. You will need to have your control number (from your Notice or proxy card) with you when you go to the website.
•

Voting by Telephone. Call the toll-free number listed on the voting website (www.envisionreports.com/WY) or your proxy card and follow the instructions. You will need to have your control number with you when you call.

•	Voting by Mail. Complete, sign, date and return your proxy card in the envelope provided in advance of the meeting.
•

Voting at the Annual Meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting.

If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a broker, bank or other holder of record), you should follow the voting instructions you receive from the holder of record to vote your shares.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by internet, telephone, mail or in person at the annual meeting, another proxy dated as of a later date.

INFORMATION ABOUT THE MEETING

Attendance at the annual meeting is limited to holders of the Company’s common shares. The meeting will be held at Weyerhaeuser’s Corporate Headquarters building located at 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the Corporate Headquarters building are on the back cover of the proxy statement.

This year, instead of a paper copy of our proxy materials, we are sending to the majority of our shareholders a Notice Regarding the Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to:

•	electronically access our proxy statement and our 2014 Annual Report to Shareholders and Form 10-K;
•	vote via the internet, by telephone or by mail; and
•	receive a paper copy of our proxy materials by mail, if desired.

The Notice will serve as your admission ticket to attend the meeting. If you received a paper copy of the proxy materials in the mail, the proxy materials will include an admission ticket. You must present the Notice or the admission ticket, together with a government-issued photo identification (such as driver’s license), at the registration desk to be allowed into the annual meeting. If you plan to attend the annual meeting in person, please vote your proxy, but keep the Notice or admission ticket and bring it with you to the annual meeting along with your photo identification. If you arrive at the meeting without your Notice or admission ticket, we will admit you only if you have photo identification and we are able to verify that you were a shareholder of record as of March 27, 2015.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common shares as of the March 27, 2015 record date. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common shares as of the record date or photo identification, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

•	your original signed form of proxy,
•	proof of your ownership of common shares (such as a bank or brokerage statement) as of the March 27, 2015 record date, and
•	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please contact our Corporate Secretary prior to the meeting to indicate the accommodations that you will need.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

All directors elected at this meeting will be elected for a term of one year. Our board of directors currently has 11 members. Pursuant to Weyerhaeuser’s Corporate Governance Guidelines, Richard H. Sinkfield will retire effective after the annual meeting because he is age 72 and therefore is not standing for re-election. Under our Bylaws, the board of directors is authorized to fix the number of directors within the range of 9 to 13 members. The 10 persons identified below are nominated to be elected as directors at the 2015 annual meeting for one-year terms expiring at the 2016 annual meeting. All of the nominees were elected by shareholders as directors at the 2014 annual meeting, except David P. Bozeman who was appointed as a director by the board of directors effective February 12, 2015. Under Washington law and the Company’s Bylaws, Mr. Bozeman is required to stand for election at the 2015 annual meeting of shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies will be voted for the persons nominated by the board of directors. The board of directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biography of each of the nominees below contains information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance and Corporate Responsibility Committee and the board of directors to determine that the person should serve as a director for the Company beginning in 2015.

The board of directors recommends that shareholders vote “FOR” the election of each of the following directors.

NOMINEES FOR ELECTION

David P. Bozeman, 46, a director of the Company since February 12, 2015, is senior vice president of Caterpillar Inc. (manufacturer of construction, mining and other industrial equipment) with responsibility for the Caterpillar Enterprise System Group. Prior to his current role, he served as vice president of the Integrated Manufacturing Operations Division from 2010 to 2013, vice president of the Core Components Business Unit from 2009 to 2010 and general manager for the Specialty Products Business Unit. He joined Caterpillar in October 2008 from Harley-Davidson Motor Company, where he was vice president of Advanced Manufacturing responsible for developing and overseeing the implementation of advanced manufacturing technology. Mr. Bozeman is a member of the Society of Manufacturing Engineers Education Foundation Board of Directors and the Bradley University Board of Trustees. He also serves on Bradley University’s Manufacturing and Industrial Engineering Advisory Board and the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI). He has extensive executive experience in capital intensive industries and global manufacturing operations in large, international organizations.

Debra A. Cafaro, 57, a director of the Company since 2007, has served as chief executive officer and a director of Ventas, Inc. (an S&P 500 health care real estate investment trust) since 1999. She served as its chairman since 2003. She is a former chair of NAREIT (National Association of Real Estate Investment Trusts). She is a director/trustee of the University of Chicago, Real Estate Roundtable, World Business Chicago, Economic Club of Chicago and Executives’ Club of Chicago. She has extensive REIT executive experience, with strong skills in real estate, mergers and acquisitions, corporate finance, strategic planning and public company executive compensation.

Mark A. Emmert, 62, a director of the Company since 2008, has been the president of the National Collegiate Athletic Association since 2010. He served as president of the University of Washington in Seattle, Washington, from 2004 to 2010; as chancellor of Louisiana State University from 1999 to 2004; and chancellor and provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was provost and vice president for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. (global logistics services) and Omnicare, Inc. (healthcare services). He is a Life Member of the Council on Foreign Relations and is a Fellow of the National Academy of Public Administration. He has also been a Fulbright Fellow, a Fellow of the American Council on Education and served on many non-profit boards. He is an experienced leader of major organizations, with strong skills in government and international relations and strategic planning.

John I. Kieckhefer, 70, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust. He has a strong background in business and finance, with extensive experience in public company executive compensation.

Wayne W. Murdy, 70, a director of the Company since 2009, held various management positions with Newmont Mining Corporation (international mining) from 1992 until his retirement in 2007, including chairman of the board from 2002 to 2007 and chief executive officer from 2001 to 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. He also is a director of BHP Billiton Limited and BHP Billiton Plc. (global resources). He is a trustee of the Denver Art Museum and The Papal Foundation, and is a member of the Advisory Councils for the College of Engineering at the University of Notre Dame. He has extensive executive experience in leading natural resources companies and managing capital-intensive industry operations, with strong skills in corporate finance and accounting, international operations, strategic planning and public company executive compensation.

Nicole W. Piasecki, 52, a director of the Company since 2003, has been vice president and general manager of the Propulsion Systems Division of Boeing Commercial Airplanes since March 2013. Previously she served as vice president of Business Development and Strategic Integration for Boeing Commercial Airplanes from 2010 to March 2013; president of Boeing Japan from 2006 to 2010; vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, from 2003 to 2006; vice president of Sales, Leasing Companies for Boeing Commercial Airplanes from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1992. She is a director on the Seattle Branch Board of Directors for the Federal Reserve Bank, Trustee of Seattle University in Seattle, Washington, and a former member of the Board of Governors, Tokyo, of the American Chamber of Commerce of Japan, and the Federal Aviation’s Administration Advisory Council. She has extensive executive experience in capital intensive industries, sales and marketing, strategic planning and international operations and relations.

Doyle R. Simons, 51, has been president and chief executive officer of the Company since August 1, 2013 and a director of the Company since June 2012. He had been previously appointed chief executive officer-elect and an executive officer of the company on June 17, 2013. He served as chairman and chief executive officer of Temple-Inland, Inc. (forest products) from 2008 until February of 2012 when it was acquired by International Paper Company. Previously, he held various management positions with Temple-Inland, including executive vice president from 2005 through 2007 and chief administrative officer from 2003 to 2005. Prior to joining the company in 1992, he practiced real estate and banking law with Hutcheson and Grundy, L.L.P. He also serves on the board of directors for Fiserv, Inc. (financial services technology). He has extensive experience in managing forest products companies and capital intensive industries, with strong skills in corporate finance, executive compensation and strategic planning.

D. Michael Steuert, 66, a director of the Company since 2004, was senior vice president and chief financial officer for Fluor Corporation (engineering and construction) from 2001 until his retirement in 2012. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as a director of Prologis, Inc. (industrial real estate), Kurion, Inc. (hazardous waste management) and LNG Ltd. (owner and developer of liquefied natural gas projects), and was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance. He has extensive executive experience in corporate finance and accounting, managing capital intensive industry operations, natural resources development and strategic planning.

Kim Williams, 59, a director of the Company since 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective in 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is also a director of E.W. Scripps Company (diverse media), Xcel Energy Inc. (utilities), MicroVest (asset management firm) and Oxfam America (global antipoverty agency). She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Concord Academy, Concord, Massachusetts. She has extensive experience in corporate finance, strategic planning and international operations.

Charles R. Williamson, 66, a director of the Company since 2004 and chairman of the board since 2009, was the executive vice president of Chevron Corporation (international oil and gas) from mid-2005 until his retirement in December 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations, from 1999 to 2000; group vice president, Asia Operations, from 1998 to 1999; group vice president, International Operations from 1996 to 1997. He is also a director and chairman of the board of Talisman Energy Inc. (oil and gas) and lead director of PACCAR Inc. (manufacturer of high-quality trucks). He has extensive executive experience in corporate finance, management of capital intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

DIRECTOR INDEPENDENCE; BOARD OPERATION AND LEADERSHIP

The Company’s board of directors has determined that each of the Company’s directors, with the exception of the Company’s president and chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors meet during every board meeting in separate executive session without members of Company management present. The chairman of the board is an independent director and presides over these meetings.

The board of directors has determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. This structure has been particularly useful as the board has considered significant changes in the Company’s portfolio and strategic direction over the past several years. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board. It also allows the board to draw on the leadership skills and business experience of two persons, the chairman of the board and the president and chief executive officer. This leadership structure is preferred by many of the Company’s shareholders.

RISK OVERSIGHT

The board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below, and in the charters of each of the committees. The full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The board believes its administration of its risk oversight function has not affected the board’s leadership structure.

The Company employs robust strategic planning and enterprise risk management processes. The Company has an integrated risk management process, conducts a review of risk every year and reports to the board of directors on the results of the review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of effect of those risks, scenario analysis, review of risk appetite, and a review of mitigation plans. The Company analyzes risk areas that have the potential to materially affect its businesses and integrates this information into its planning and its report to the board of directors.

COMMITTEE MEMBERS; BOARD AND COMMITTEE MEETINGS

The board of directors has a number of committees that perform certain functions for the board. The current committees are the Executive Committee, Audit Committee, Compensation Committee, Governance and Corporate Responsibility Committee and Finance Committee. The board of directors met on 9 occasions in 2014. In 2014, each of the directors attended at least 75% of the total meetings of the board and the committees on which he or she served. The following table summarizes membership and meeting information for each of the board committees in 2014.

Name	Executive	Audit	Compensation	Governance and Corporate Responsibility	Finance
David P. Bozeman (1)
Debra A. Cafaro			✓		✓*
Mark A. Emmert		✓		✓
John I. Kieckhefer	✓	✓	✓
Wayne W. Murdy			✓*
Nicole W. Piasecki				✓	✓
Richard H. Sinkfield (2)				✓ *	✓
Doyle R. Simons	✓
D. Michael Steuert		✓ *		✓
Kim Williams		✓	✓		✓
Charles R. Williamson	✓*
Total meetings in 2014	0	6	6	3	4

*	Committee chairman

(1)	Mr. Bozeman was appointed as a director by the board of directors effective February 12, 2015. Mr. Bozeman’s committee appointment has not yet been determined.

(2)	Pursuant to the company’s retirement policy for directors, Mr. Sinkfield is retiring as a director as of the 2015 annual meeting and is not standing for re-election.

COMMITTEES OF THE BOARD

Each committee of the board of directors is described below. Each committee has adopted a charter, which you can find on the Company’s website at www.weyerhaeuser.com by clicking on “Company” at the top of the page, then “Investors,” then “Governance,” and then “Committee Charters and Composition.” If you would like to receive a paper copy of any committee charter, you may request one by writing to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@weyerhaeuser.com.

Executive Committee

The board of directors has given the Executive Committee the power and authority to act for the board in the interval between board meetings, except to the extent limited by law and the Company’s Articles of Incorporation. The chairman of the board, who is an independent director, also serves as the chairman of the Executive Committee.

Audit Committee

The Audit Committee is responsible for assisting the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as directed by the board of directors. The committee has sole authority for the appointment, compensation, and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship. The board of directors has determined that Mr. Steuert is an audit committee financial expert (as such term is defined under applicable rules of the Securities and Exchange Commission).

Independence: The board of directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s chief accounting officer, director of internal audit, general counsel, KPMG LLP and management. The committee chair regularly meets between formal committee meetings with the Company’s chief accounting officer, director of internal audit and KPMG LLP. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for:

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems;
•	making recommendations to the board for incentive compensation and equity-based plans;
•	making recommendations to the board regarding the compensation of the Company’s directors and chief executive officer;
•	reviewing and approving salaries and incentive compensation of executive officers;
•	administering the Company’s equity and other cash incentive compensation plans;
•	selecting and regularly reviewing the peer group used for benchmarking compensation for executive officers; and
•	annually determining the independence of the Compensation Committee’s compensation consultant and whether the consultant’s work raised any conflicts of interest.

Independence: The board of directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Compensation Committee is responsible for oversight of risks relating to employment policies and the Company’s compensation and benefits systems and for annually reviewing these policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The committee chair also regularly meets between formal committee meetings with management and the committee’s consultant.

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee takes a leadership role in shaping the governance of the Company. It provides oversight and direction regarding the functioning and operation of the board. It also recommends to the board candidates for nomination and election as directors and director candidates for election as the chairman of the board. The committee manages the processes used by the board in its self-assessment and its evaluation of the chief executive officer. The committee also provides oversight of:

•	senior management succession planning;
•	the Company’s sustainability strategy and performance;
•	environmental and safety issues at the Company;
•	ethics and business conduct of the Company;
•	political activities and governmental issues; and
•	human resources practices.

Independence: The board of directors has determined that each member of the Governance and Corporate Responsibility Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Governance and Corporate Responsibility Committee is responsible for oversight of risks relating to management and board succession planning, the Company’s sustainability and environmental practices and policies, stakeholder responses to the Company’s ethics and business practices, the Company’s political activities and governmental policy development that could affect Company operations and strategic decisions, and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. Because many of these risks could have financial and reporting implications for the Company, the board and the Governance and Corporate Responsibility Committee have determined that at least one member of the committee must serve concurrently on the Audit Committee.

Finance Committee

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The committee:

•	provides guidance to the board regarding major financial policies of the Company;
•	oversees financial matters of importance to the Company;
•	reviews and makes recommendations regarding plans to return capital to shareholders through dividends and share repurchase activity;
•	reviews and makes recommendations regarding the Company’s capital structure;
•	reviews and makes recommendations regarding financial forecasts, operating plans and maintenance and capital budgets;
•	reviews and makes recommendations regarding the Company’s debt and equity programs and other significant financing transactions; and
•	reviews and makes recommendations regarding significant mergers, acquisitions, asset sales, purchases and other significant business opportunities.

Independence: The board of directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Finance Committee is responsible for the oversight of risks related to the Company’s financial policies, material financial decisions, credit policies and ratings, compliance with the REIT asset and income rules, cash management and investment strategies, debt and equity structures, and significant business decisions. The committee satisfies this oversight responsibility through regular reports from officers of the Company responsible for each of these risk areas on matters such as the Company’s capital structure, debt levels, discussions with credit rating agencies, pension fund returns, insurance policies, cash flows and expected sources and uses of cash, and major business transactions or strategic decisions being considered. The committee also consults periodically with outside financial advisors.

Governance Guidelines

The board of directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines establish the practices the board of directors follows with respect to board function and operation, Company operations, board organization and composition and board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com by clicking on “Company” at the top of the page, then “Investors,” then “Governance,” and then “Governance Guidelines.” If you would like to receive a paper copy, you may request one by writing to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@weyerhaeuser.com.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The board has codified standards for directors in the board’s Corporate Governance Guidelines. The Governance Guidelines provide that the board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Governance Guidelines also provide that at all times a majority of the board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of the Company;
•	participate in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out the duties and responsibilities of a director;
•	devote the time and effort necessary to learn the business of the Company and the board; and
•	represent the long-term interests of all shareholders.

In addition, the board of directors has determined that the board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the board in its oversight of the Company. The board believes it should be comprised of persons with skills in areas such as:

•	finance;
•	sales and marketing;
•	strategic planning;
•	development of strategies for sustainability;
•	human resources and diversity;
•	safety;
•	relevant industries, especially natural resource companies;
•	leadership of large, complex organizations;
•	legal;
•	manufacturing;
•	banking;
•	government and governmental relationships;
•	international business and international cultures; and
•	information technology.

In addition to the targeted skill areas, the Governance and Corporate Responsibility Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a board, including:

•	Strategy – formulation of corporate strategies, knowledge of key competitors and global markets;
•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his or her development;
•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness and organizational design;
•	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
•	Finance and Operations – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

As part of its self-assessment process, the board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the Company over both the short- and long-term.

The Governance and Corporate Responsibility Committee has adopted a policy regarding the director selection process. The policy requires the committee to assess the skill areas currently represented on the board and those skill areas represented by directors expected to retire or leave the board in the near future against the target skill areas established annually by the board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the board to carry out its function. The Governance and Corporate Responsibility Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s (e.g., growth companies, companies that have grown through acquisitions, or companies that have restructured their asset portfolios successfully), leadership experience and relevant geographical experience. The effectiveness of the board’s diverse mix of skills and experiences is considered as part of each board self-assessment.

Identifying and Evaluating Nominees for Directors

The Governance and Corporate Responsibility Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the mix of skills and industries currently represented on the board, whether any vacancies on the board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the board self-assessment process that could improve the overall quality and ability of the board to carry out its responsibilities. In the event vacancies are anticipated, or arise, the Governance and Corporate Responsibility

Committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms, shareholders or other persons. The committee or a subcommittee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the board for election at the next annual meeting of shareholders.

Shareholder Nominees

The Governance and Corporate Responsibility Committee will consider nominees for the board of directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance and Corporate Responsibility Committee, care of the Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors. Recommendations will be brought to the attention of and be considered by the committee.

The Company’s Bylaws establish procedures that must be followed for shareholder nominations of directors. See “Future Shareholder Proposals and Nominations” below for more information.

SHAREHOLDER/INTERESTED PARTY COMMUNICATIONS

Communications to the board of directors may be sent to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 and marked to the attention of the board or any of its committees, the independent directors or individual directors. Communications also may be sent by email to CorporateSecretary@weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the sitting directors attended the 2014 annual meeting.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2014, which consisted of annual retainer fees paid in cash, including the amounts for serving as chair of a board committee, and restricted stock unit awards. All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash (1)(3) ($)	Stock Awards (2)(3) ($)	Total ($)
Debra A. Cafaro	110,000	100,015	210,015
Mark A. Emmert	100,000	100,015	200,015
John I. Kieckhefer	100,000	100,015	200,015
Wayne W. Murdy	115,000	100,015	215,015
Nicole W. Piasecki	100,000	100,015	200,015
Richard H. Sinkfield	110,000	100,015	210,015
D. Michael Steuert	115,000	100,015	215,015
Kim Williams	100,000	100,015	200,015
Charles R. Williamson	160,000	160,001	320,001

(1)	The amounts in this column reflect director compensation earned and paid in cash. The amounts for each of Mr. Steuert (Audit) and Mr. Murdy (Compensation) include cash compensation of $15,000 for their service as chair of their respective committees during 2014. The amounts for each of Ms. Cafaro (Finance) and Mr. Sinkfield (Governance and Corporate Responsibility) include cash compensation of $10,000 for their service as chair of their respective committees during 2014. Of the amounts of cash compensation earned, the following directors elected to defer cash fees into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Mr. Kieckhefer—$100,000, or 3,513 units; Ms. Williams—$100,000, or 3,513 units; and Mr. Williamson—$160,000, or 5,620 units. Amounts deferred into common stock equivalent units will be paid following the director’s termination of service.

(2)	The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of RSUs. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and for each director is based on a grant date that is the date of the Company’s annual meeting. The number of RSUs awarded is based on the amount of the fees to be paid in RSUs divided by the average of the high and the low price of the Company’s common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The average of the high and low price on April 10, 2014 was $28.47. Each of the directors other than the chairman of the board received $100,015 of RSUs in April 2014, or 3,513 RSUs. Mr. Williamson, as chairman of the board, received $160,001 of RSUs, or 5,620 RSUs. The following directors chose to defer RSUs into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Ms. Cafaro—3,513 units; Mr. Kieckhefer—3,513 units; Ms. Piasecki—3,513 units; and Mr. Sinkfield—3,513 units. Amounts deferred into common stock equivalent units under our Fee Deferral Plan will be paid following the director’s termination of service in the form of shares of the Company’s common stock.

(3)	Directors’ fees are paid annually for the period commencing on the date of their election or appointment and ending on the date of the next annual meeting. David P. Bozeman was appointed as a director by the board of directors effective February 12, 2015. Accordingly, on February 12, 2015 Mr. Bozeman received fees pro-rated from the date of his appointment to the date of the 2015 annual meeting. The average of the high and low price on February 12, 2015 was $35.41 and Mr. Bozeman received $16,667 of fees paid in cash and $16,643 of fees paid in RSUs, or 470 RSUs.

Non-Employee Director Compensation Program for 2014

The board believes that the level of non-employee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. In addition, the board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders. As a result, in 2014 continuing non-employee directors, other than the chairman of the board, were compensated by:

•	a base annual retainer fee of $200,000, of which $100,000 (subject to share rounding) was paid in the form of RSUs and $100,000 was paid in cash; and
•	an additional cash annual retainer fee of $15,000 for the chair of the Audit Committee and Compensation Committee and $10,000 for each other committee chair.

The independent director serving as chairman of the board received an annual retainer of $320,000 of which $160,000 (subject to share rounding) was paid in RSUs and $160,000 was paid in cash.

Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment. Directors who also are employees of the Company do not receive compensation for their service on the board or any committees.

Annual Board Retainer Cash Fees

Each non-employee director that was elected to the board at the 2014 shareholders’ meeting received a cash annual board retainer fee of $100,000. Non-employee directors who serve as chair of the Finance Committee and Governance and Corporate Responsibility Committee received an additional cash retainer fee of $10,000. Non-employee directors who served as chair of the Audit

Committee and Compensation Committee received an additional cash retainer fee of $15,000. No additional fees are paid for attending board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment. The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their service.

Retainer Equity Awards

Each non-employee director that was elected to the board at the 2014 shareholders’ meeting received $100,000 (subject to share rounding) of the annual board retainer fee in the form of RSUs, with the exception of the chairman of the board who received $160,000 (subject to share rounding). The number of RSUs was determined by dividing the dollar amount of the retainer equity award by the average of the high and the low price of Weyerhaeuser Company common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. For April 2014 awards, the average of the high and low price of the Company’s common stock on the date of grant was $28.47, which resulted in a grant of 5,620 RSUs for the chairman of the board and 3,513 RSUs for each of the other directors. The RSUs vest over one year and will be settled in shares of the Company’s common stock at the one-year anniversary of the date of grant. The RSUs are forfeitable during the one-year vesting period; however, directors that leave the board during the one-year period receive a pro-rata number of shares on the settlement date. RSUs granted to directors are credited with dividends during the one-year vesting period. As the RSUs vest, dividends credited to the RSUs similarly vest. If any RSUs are forfeited, dividends related to the forfeited shares also are forfeited.

The amount reported in the Stock Awards column of the Directors’ Compensation table is the dollar value of the RSUs awarded in 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 17 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Deferral Option for Cash Retainer

Directors may elect to defer all or a portion of the annual cash retainer. A director who elects to defer all or a portion of the cash retainer has the option of deferring the designated amount into common stock equivalent units or into an interest-bearing account, in each case under the Fee Deferral Plan for Directors. The number of common stock equivalent units credited to a director’s account will be determined by dividing any cash being deferred into common stock equivalent units by the average of the high and the low price of the Company’s common stock on the date such fees would have been paid in cash. Deferred stock equivalent units will be paid in the form of shares of the Company’s common stock at the end of the deferral period, but no earlier than the director’s separation from service. During the deferral period, stock equivalent units are credited with dividends, which are paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock. Amounts deferred into the interest-bearing account will be paid in cash at the end of the deferral period, but no earlier than the director’s separation from service.

Deferral Option for Retainer Equity Awards

Directors may elect to defer receipt of all or a portion of their RSUs. Any deferred RSUs are deferred into common stock equivalent units under the Fee Deferral Plan for Directors. RSUs deferred into common stock equivalent units are paid in the form of shares of the Company’s common stock at the end of the deferral period, but no earlier than the director’s separation from service. During the deferral period, stock equivalent units are credited with dividends, which are paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock.

Share Ownership Guidelines for Directors

The board of directors has adopted share ownership guidelines under which directors are required to own shares of Weyerhaeuser Company common stock valued at five times their cash compensation. Until the ownership requirement has been satisfied, a director may sell shares issuable upon vesting of RSUs to pay the taxes due upon vesting, but must otherwise hold 100% of the net shares granted to him or her. RSUs or cash retainer fees deferred into common stock equivalent units under the Fee Deferral Plan for Directors are included for purposes of determining whether a director has satisfied the share ownership requirement. The Compensation Committee annually reviews the compliance of the directors with the share ownership guidelines.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the board of directors.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table shows, as of February 20, 2015, the number of common shares beneficially owned by each director and named executive officer, and by all directors and all executive officers as a group, as well as the number of common stock equivalent units owned by each director and named executive officer and by all directors and all executive officers as a group under the Company’s deferred compensation plans. No directors or executive officers beneficially owned shares of the Company’s 6.375% Mandatory Convertible Preference Shares, Series A as of February 20, 2015. Percentages of total beneficial ownership have been calculated based upon 523,983,103 shares, which was the total number of common shares outstanding as of February 20, 2015.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common shares) (1)(2)(3)(4)(5)	Percent of Class (common shares)	Common Stock Equivalent Units (6)
Patricia M. Bedient	773,805	*	80,301
Adrian M. Blocker	14,921	*	—
David P. Bozeman	470	*	—
Debra A. Cafaro	4,357	*	53,675
Srinivasan Chandrasekaran	472,242	*	19,522
Mark A. Emmert	11,560	*	20,125
Thomas F. Gideon	243,303	*	103
Rhonda D. Hunter	58,395	*	—
John I. Kieckhefer	6,480,323	1.2	152,660
Sandy D. McDade	85,455	*	—
Wayne W. Murdy	20,856	*	18,080
Nicole W. Piasecki	206,135	*	50,931
Doyle R. Simons	135,300	*	12,450
Richard H. Sinkfield	1,351	*	68,967
D. Michael Steuert	6,798	*	57,326
Kim Williams	11,155	*	52,502
Charles R. Williamson	17,819	*	118,509
Directors and executive officers as a group (21 persons)	8,815,736	1.7	739,060

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days of February 20, 2015 pursuant to outstanding stock options, as follows: Ms. Bedient, 637,458 shares; Mr. Blocker, 7,121 shares; Mr. Chandrasekaran, 381,336 shares; Mr. Gideon, 210,020 shares; Ms. Hunter, 39,495 shares; Mr. McDade, 42,699 shares; Mr. Simons, 70,923 shares; and of the executive officers as a group, 1,568,390 shares.

(2)	Includes the number of RSUs that vest within 60 days of February 20, 2015 for all executive officers as a group of 1,952 shares.

(3)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 5,069,369 shares; Mr. Murdy, 16,994 shares; and Ms. Piasecki, 163,687 shares.

(4)	Beneficial ownership of the common shares is disclaimed by certain of the persons listed as follows: Mr. Kieckhefer, 5,508,521 shares; Mr. Murdy, 264 shares and Ms. Piasecki, 171,365 shares.

(5)	Includes RSUs granted to the directors April 10, 2014 that will vest and be payable on April 10, 2015 in shares of the Company’s common stock, along with the dividends credited to those shares as of February 20, 2015, as follows: Mr. Emmert, 3,598 shares; Mr. Murdy, 3,598 shares; Mr. Steuert, 3,598 shares; Ms. Williams, 3,598 shares; and Mr. Williamson, 5,757 shares.

(6)	Common stock equivalent units held as of February 20, 2015 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers. The common stock equivalent units will be repaid to the director or executive officer at the end of the deferral period in the form of shares of Company common stock.

OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON SHARES

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of its outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
BlackRock, Inc.	43,297,811(1)	8.2%
55 East 52nd Street New York, NY 10022
T. Rowe Price Associates, Inc.	40,855,683(2)	7.7%
100 E. Pratt Street Baltimore, MD 21202
Capital World Investors	40,287,090(3)	7.6%
333 South Hope Street Los Angeles, CA 90071
The Vanguard Group	27,973,060(4)	5.3%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Based on a Schedule 13G/A dated January 12, 2015 in which BlackRock, Inc. reported that as of December 31, 2014 it had sole voting power over 37,083,337 shares and sole dispositive power over 43,297,811 shares.

(2)	Based on a Schedule 13G/A dated February 17, 2015 in which T. Rowe Price Associates, Inc. reported that as of December 31, 2014 it had sole voting power over 12,285,469 shares and sole dispositive power over 40,792,083 shares. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all the shares.

(3)	Based on a Schedule 13G/A dated February 6, 2015 in which Capital World Investors, a division of Capital Research and Management Company, reported that as of December 31, 2014 it had sole voting and dispositive power over 40,287,090 shares. Capital World Investors disclaims beneficial ownership of all of the shares.

(4)	Based on a Schedule 13G/A dated February 9, 2015 in which The Vanguard Group reported that as of December 31, 2014 it had sole voting power over 898,742 shares, sole dispositive power over 27,117,623 shares and shared dispositive power over 855,437 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports of their ownership of Company stock, and of changes in such ownership, with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports in its possession and written representations from reporting persons, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2014, except that a Form 4 was inadvertently filed late on behalf of the Company’s chief accounting officer relating to an acquisition of share equivalent units in February 2014 resulting from an earlier deferral of compensation (bonus) into share equivalent units.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

Weyerhaeuser’s executive compensation programs are designed to align the interests of our executive officers with those of our shareholders. Our compensation philosophy is to provide market-competitive programs that ensure we attract and retain world-class talent, with pay directly linked to the achievement of short- and long-term business results. The Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to ensure the strength of our pay-for-performance alignment.

Business Highlights

•	We grew net sales from continuing operations to $7.40 billion in 2014, up from $7.25 billion in 2013.
•	We increased net earnings from continuing operations in 2014 to $828 million, up 69% compared to 2013.
•	Net earnings from continuing operations before special items were $700 million in 2014, an increase of 22% over 2013.
•	Cash from operations in 2014 totaled $1.09 billion, an increase of 8% over 2013.
•

We completed the divestiture of our homebuilding and real estate development business, which resulted in the retirement of over $1.95 billion of our common stock, or approximately 58.8 million shares, and the receipt of approximately $700 million in cash.

•

We achieved our 2014 operational excellence targets, including exceeding our one-year target to capture synergies from our Longview Timber acquisition, improving the performance of our Engineered Products & Distribution (“EP&D”) businesses, and reducing SG&A expenses.

•	We were named to the Dow Jones Sustainability World Index for the fourth year in a row.

•	We were named to the 2014 Global 100 Most Sustainable Corporations in the World Index.
•	We were again named as one of the “World’s Most Ethical Companies” by the Ethisphere Institute.

Shareholder Value Creation

•

Our annualized three-year and five-year total shareholder return (“TSR”) was 28% and 20%, respectively. Our performance ranked at the 71st percentile and at the 64th percentile, respectively, compared to the TSR of the S&P 500 for the same periods.

•	We increased our quarterly dividend to $0.29 per common share, an increase of 32% since January 1, 2014 and 93% since 2011.
•	We returned $607 million to shareholders through dividends in 2014.
•	We instituted a $700 million share repurchase program in August 2014 and, as of December 31, 2014, we have returned $203 million to shareholders through share repurchases.

Governance Highlights

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We have stock ownership guidelines for the CEO (6 times salary), executive vice presidents (3 times salary) and senior vice presidents (1.5 – 2 times salary), and we require senior officers who have not yet accumulated the required ownership level to hold 75% of the net shares remaining after vesting of restricted stock units (“RSUs”) and performance share units (“PSUs”).

•	We have stock ownership guidelines for directors of 5 times their annual cash fees.
•	Directors are elected annually and must receive a majority of votes cast.
•	Supermajority voting provisions have been eliminated.
•	Nine of our ten directors are independent.
•	The board of directors has an independent director as chairman.
•	Shareholders owning at least 25% of the outstanding common shares have the right to call special shareholder meetings.
•	Our executive compensation program is designed to mitigate undue risk.
•	We have a “clawback” policy.
•	We have a policy prohibiting hedging and pledging of company stock by directors and officers.
•	The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent consultant who does no other work for the Company.
•	Severance and equity accelerated vesting occur only on a “double trigger” basis in a change in control.
•	We have minimal executive perquisites.

Compensation Highlights

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Our short-term annual incentive plan is funded based primarily on the absolute financial performance of each individual business and partly based on the performance of the business against certain pre-approved metrics relating to operational excellence, such as financial and competitive performance, cost competitiveness, cash generation and performance against strategic goals such as people development. Based on their absolute financial performance and performance against their business metrics, our businesses funded at the following levels in 2014:

Business Segment	Funding Times Target
Timberlands	1.40
Lumber	1.89
Engineered Products & Distribution (EP&D)	0.49
Cellulose Fibers	1.29
Corporate Staff	1.25

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As a result of our improved performance in 2014, the executive officers named in the compensation tables received payments under our annual incentive plan ranging from 125% to 208% of target levels for 2014.

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Long-term incentive grants for executive officers in 2014 included a mix of forms of equity, with 50% of the value of the award granted as PSUs, 25% of the value granted as stock options, and 25% of the value granted as RSUs, consistent with the long-term incentive grant mix since 2011.

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PSUs granted in 2014 are earned based on the Company’s performance against cash flow targets for 2014 and relative TSR over a two-year period (2014-2015), with 50% of the earned shares vesting at the end of two years and 50% of the remaining earned shares vesting over an additional two-year period. For PSUs granted in February 2013, which had the same design and structure, the Company exceeded the 2013 cash flow target and ranked at the 31st percentile with regard to relative TSR for 2013 and 2014. As a result, the named executive officers (excluding the chief executive officer) earned 127.5% of their 2013 target grants. Fifty percent of the earned shares vested and were payable to the officers in February 2015 and the remaining 50% will vest and become payable in two equal annual installments in February 2016 and 2017.

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With respect to the PSUs granted to the chief executive officer in June 2013 (at the time of his appointment as CEO-elect), the Company exceeded the cash flow target for such grant and ranked at the 58th percentile with regard to total shareholder return for the relevant 18-month performance period. As a result, the chief executive officer earned 137.8% of his 2013 target grant. Fifty percent of the earned shares will vest and be payable to the chief executive officer in June 2015 and the remaining 50% will vest and be payable in two equal annual installments in June 2016 and 2017.

•	At our 2014 annual meeting, more than 96% of the votes cast supported our executive compensation program.

Shareholder Engagement

Shareholder Communication.

We believe that maintaining an active dialogue with our shareholders is important to our long-term success. We value the opinions of our shareholders and other stakeholders and welcome their views throughout the year on key issues, such as portfolio strategy, capital allocation, corporate governance, transparent public disclosure, sustainability, corporate social responsibility and compensation.

How the Compensation Committee Considered the 2014 Advisory Vote on Our Compensation Program.

We received a 96% level of support in 2014 for our shareholder advisory vote on “say-on-pay” and a 97% level of support in 2013. In general, we believe our shareholders support our overall compensation philosophy, programs and practices. Our Compensation Committee and board of directors value the opinions of our shareholders and consider those opinions when making compensation decisions. To the extent we receive a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

NAMED EXECUTIVE OFFICERS

Our named executive officers (“NEOs”) for 2014 are:

Executive Officer	Title
Doyle R. Simons	President and Chief Executive Officer
Patricia M. Bedient	Executive Vice President and Chief Financial Officer
Adrian M. Blocker (1)	Senior Vice President, Wood Products
Srinivasan Chandrasekaran (2)	Senior Vice President, Cellulose Fibers
Rhonda D. Hunter	Senior Vice President, Timberlands
Thomas F. Gideon	former Executive Vice President, Timberlands
Sandy D. McDade	former Senior Vice President and General Counsel

(1)	Mr. Blocker was named Senior Vice President, Wood Products effective January 1, 2015. Mr. Blocker previously served as Senior Vice President, Lumber.

(2)	Mr. Chandrasekaran stepped down as Senior Vice President, Cellulose Fibers as of December 31, 2014 and officially retired from the Company effective February 14, 2015.

COMPENSATION PHILOSOPHY AND PRINCIPLES

Our compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. We do this by generally targeting base pay at the competitive median and tying incentive pay to performance. We tie pay to performance by:

•	measuring individual, business and company performance;
•	using performance to differentiate the amount of incentive compensation; and
•	allocating more reward dollars to higher performers.

Our goal is to ensure Weyerhaeuser’s executive compensation programs are competitive and support key financial, strategic and human resources objectives. These include:

•	attracting and retaining highly skilled executives;
•	tying total compensation opportunities to the achievement of the Company’s short- and long-term financial and strategic goals; and
•	enhancing the commonality of interests between management and shareholders by encouraging executives to think and behave like owners.

The following key compensation principles guide the design and administration of the Company’s compensation program:

•	maintain total compensation opportunities at market-competitive levels;
•	clearly communicate desired behavior and use incentive pay to reward the achievement of performance goals;
•	provide a broad range of payout opportunities based on performance; and
•	design simple pay programs to ensure employee understanding.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and that supports the execution of our business strategies, we use a range of compensation components. The combination and the amount of each component are influenced by the role of the executive in the Company, market data, and the total value of all the compensation and benefits and perquisites available to the executive. Our compensation program for executive officers is comprised of:

Element	Objectives and Basis	Form
Base salary	Provide a minimum fixed level of compensation that is competitive for each role	Cash
Annual cash incentives	Annual incentive to drive company, business unit and individual performance	Cash
Long-term incentives	Long-term incentive to drive company performance, align executives’ interests with shareholders’ interests, and retain executives through long-term vesting and potential wealth accumulation	PSUs, stock options and RSUs
Special bonuses	Reward extraordinary performance and attract and retain top talent for key roles within the organization	Cash or equity
Retirement benefits	Provide means to save for retirement	Eligibility to participate in a tax-qualified defined benefit pension plan, a tax-qualified defined contribution 401(k) plan, and a non-qualified supplemental retirement plan
Deferred compensation benefits	Allow executives to defer compensation on a tax-efficient basis	Eligibility to participate in a deferred compensation plan
Medical and other benefits	Provide competitive benefits package that generally includes benefits offered to all employees	Health and welfare plans, and other broad-based employee benefits

Compensation Mix

We seek to accomplish our executive compensation goals through an appropriate mix of short-term and long-term compensation, by providing a larger percentage of our executive officers’ total compensation opportunity in the form of equity compensation, and by ensuring that a significant portion of our executive officers’ total pay opportunity is in the form of performance-based compensation.

The following charts illustrate 2014 target compensation for Mr. Simons and on average for all other NEOs by type of compensation. A significant portion (approximately 70% and 60%, respectively) of the total compensation of our CEO and our NEOs is performance-based. In the chart below, Mr. Gideon was not included in the calculation for all NEOs because his separation from service occurred February 14, 2014 and he did not receive an AIP bonus or equity award in 2014.

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Fixed vs. performance-based compensation. We believe our mix of fixed (primarily base salary and RSUs) and performance-based compensation (primarily annual incentive plan, PSUs, and stock options), with a significant weighting toward performance-based compensation at the executive officer level, supports the Company’s overall pay-for-performance culture and drives superior business performance. The percentage of an employee’s compensation opportunity that is performance-based, versus fixed, is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of variable, performance-based pay at risk through short- and long-term incentive programs.

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Short-term vs. long-term compensation. We believe our mix of short-term (primarily base salary and annual incentive plan) and long-term (primarily PSUs, stock options and RSUs) incentives, with a significant portion of total compensation provided through long-term incentives for our executive officers, encourages focus on both long-term strategic objectives and shorter-term business objectives without introducing excessive risk. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of their overall compensation provided through long-term incentives.

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Cash vs. equity compensation. We believe our mix of cash (primarily base salary and annual incentive plan) and equity (primarily PSUs, stock options and RSUs) compensation, with a significant portion of each executive officer’s total compensation opportunity coming through equity incentive grants, closely aligns the interests of our executive officers with those of our shareholders. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of total pay opportunity provided through equity incentive programs.

Performance Management

Our policy is to reward achievement of specific financial, strategic and individual performance goals. We use an annual Performance Management Process (“PMP”) for our employees to assess individual performance. In the PMP process, each employee, including each of our NEOs, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. The CEO’s performance goals are approved by the board of directors. We assess the employee’s performance against these performance goals and we include a broad spectrum of metrics, such as safety results, workforce effectiveness, financial and operating results, people development, governance and corporate responsibility, environment and sustainability, and customer value delivery. At the end of the year, the employee’s performance is assessed against these multiple goals, which results in an aggregate ranking of “exceeds,” “achieves” or “below.” The employee’s individual performance ranking is one important factor in decisions regarding compensation. The Compensation Committee and the board of directors review the CEO’s performance against his goals annually.

Key performance goals for our NEOs in 2014 were principally in the areas of: cash flow generation, operational excellence, relative competitive performance, capital effectiveness, strategic priorities, safety, workforce effectiveness, and people development. Mr. Simons’ principal individual performance goals for 2014 were based on Company financial performance (RONA), developing key strategic priorities, and driving improved performance through operational excellence and people development. For 2014 compensation decisions, each of our NEOs was determined to have performed at the level of “achieves” or above in relation to his or her goals.

Forms of Long-Term Incentive Compensation

In 2014, grants under our long-term incentive program for senior officers, including our NEOs, included a mix of forms of equity, with 50% of the value of the award granted as PSUs, 25% of the value granted as stock options and 25% of the value granted as time-vested RSUs. This mix puts more compensation at risk for senior executives and provides for greater rewards if superior performance is generated.

Market Positioning

The Company establishes compensation levels based on reviews of peer company compensation and then designs its pay program to focus executive officers on meeting Company performance objectives. Our objective is to set total target compensation and benefit levels within the median range of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer group outlined below to help the Company attract and retain talented executives and incent them to produce superior long-term shareholder returns.

We review market compensation levels to determine whether total target compensation for our employees remains in the targeted median pay range and make adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, we review other rewards such as health benefits and retirement programs relative to the market. We also review the competitive performance of our peers to help establish performance targets for incentive plans and to assess appropriate payout levels for performance. For 2014, total target compensation for our NEOs relative to similarly situated executive officers in the competitive market was: Mr. Simons, slightly below median; Ms. Bedient and Mr. Gideon, above median; Mr. Chandrasekaran and Mr. McDade, at median; and Mr. Blocker and Ms. Hunter, below median. See “Compensation Components” below for details.

Peer Group

When establishing target pay opportunities for our NEOs for 2014, the Compensation Committee reviewed competitive market data in 2013 for the following group of comparator companies, comprised of basic materials and manufacturing companies and REITs:

Company	Revenue(1) ($MM)	Market Cap(2) ($MM)
Air Products & Chemicals, Inc. (APD)	$10,180	$23,640
Ashland, Inc. (ASH)	$7,813	$7,543
AvalonBay Communities, Inc. (AVB)	$1,384	$15,300
Boston Properties, Inc. (BXP)	$2,142	$15,344
Celanese Corporation (CE)	$6,395	$8,722
CF Industries Holdings, Inc. (CF)	$5,630	$13,356
Cliffs Natural Resources Inc. (CLF)	$5,711	$4,013
Domtar Corporation (UFS)	$5,359	$3,056
Eastman Chemical Company (EMN)	$9,254	$12,421
Equity Residential (EQR)	$2,303	$18,695
Huntsman Corporation (HUN)	$10,993	$5,939
International Paper Company (IP)	$28,906	$21,862
MeadWestvaco Corporation (MWV)	$5,540	$6,569
Nucor Corporation (NUE)	$18,609	$16,986
Plum Creek Timber Company, Inc. (PCL)	$1,363	$8,228
PPG Industries, Inc. (PPG)	$15,054	$26,936
Rayonier Inc. (RYN)	$1,622	$5,315
Rock-Tenn Company (RKT)	$9,545	$7,563
United States Steel Corporation (X)	$17,642	$4,268
Vornado Realty Trust (VNO)	$2,839	$16,608
75th Percentile	$10,384	$16,703
50th Percentile	$6,053	$10,572
25th Percentile	$2,705	$6,412
Weyerhaeuser Company (WY)	$8,068	$18,398

(1)	4Qs of revenue closest to 2013 calendar year

(2)	As of 12/31/2013

In addition to reviewing the current pay practices of these peer companies, the Compensation Committee reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies as well as general industry data for similarly-sized companies. The peer group and survey data are generally reviewed separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

COMPENSATION COMPONENTS—DETERMINATION OF COMPENSATION

Base Salary

Base salary is the principal fixed element of executive compensation. In setting base salaries for executives, our Compensation Committee generally targets base salary to be at or near the median level for the applicable role among the peer group companies described above. We also consider other factors to allow us to meet our objective of attracting and retaining critical talent, such as the Company’s performance, the executive’s individual performance, and his or her experience and potential to assume roles with greater responsibility. The Compensation Committee reviews executive salaries on an annual basis. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual PMP assessments (performance), overall Company budgets and specific talent needs. In 2014, Mr. Simons’ base salary, unchanged from 2013, was below median to reflect the Company’s general philosophy to have a greater portion of the CEO’s pay at risk through short-and long-term incentive programs versus base pay. Base salary for Ms. Bedient and Mr. Gideon, each unchanged from 2013, was above median. Base salary for Mr. Chandrasekaran and Mr. McDade was within the median range. Base salary for each of Mr. Blocker and Ms. Hunter was below the median range because they were new in their respective roles.

Base salaries for our NEOs in 2014 were:

Named Executive Officer	Percentage Increase Over 2013	2014 Base Salary
Doyle R. Simons	0.0%	$950,000
Patricia M. Bedient	0.0%	$610,000
Adrian M. Blocker (1)	12.5%	$450,000
Srinivasan Chandrasekaran	5.6%	$570,000
Rhonda D. Hunter (2)	57.9%	$500,000
Thomas F. Gideon (3)	0.0%	$608,000
Sandy D. McDade (4)	2.3%	$530,000

(1)	Mr. Blocker was named Senior Vice President, Wood Products effective January 1, 2015. Mr. Blocker previously served as Senior Vice President, Lumber.

(2)	Ms. Hunter was named Senior Vice President, Timberlands effective January 1, 2014. Ms. Hunter previously served as Vice President, Southern Timberlands.

(3)	Mr. Gideon’s separation from service with the Company was effective February 14, 2014. His annualized base salary was $608,000.

(4)	Mr. McDade’s separation from service with the Company was effective July 10, 2014. His annualized base salary was $530,000.

Short-Term Incentive Plan

Our Annual Incentive Plan (“AIP”) is an annual cash bonus plan designed to:

•	motivate our executive officers, including our NEOs, and other participants to generate strong financial performance and achieve our strategic goals;
•	link pay to performance; and
•	attract and retain top talent employees.

Each AIP participant is assigned a target bonus opportunity that reflects competitive practices in the market for similar positions. The AIP is funded based on achieving the pre-established financial performance and business scorecard metrics described below. The actual bonus amounts awarded to individual employees are based on the level of plan funding and the individual employee’s performance against his or her PMP goals. Executives with a PMP rating of “achieves” will generally receive an award at or near the target bonus level funded by financial and business performance.

AIP Performance Measures and Plan Mechanics

The AIP focuses on the performance of the Company’s business segments, including Timberlands, Wood Products (consisting of the Lumber and the OSB, Engineered Products & Distribution (“EP&D”) businesses) and Cellulose Fibers. The Company’s businesses tend to be cyclical and influenced by separate factors, highlighting the need to view each of the Company’s businesses separately. The AIP is designed to be easy for employees to understand and give them a clear view of the effect of their business improvement efforts on their compensation.

AIP funding is calculated using financial performance metrics and business scorecard metrics, with the financial performance metrics weighted 80% and the business scorecard metrics weighted 20%.

Financial performance metrics.

The financial performance metrics for AIP funding in 2014:

•	for the Timberlands business, were based 80% on the funds from operations (“FFO”) achieved by the business;
•	for the Wood Products and Cellulose Fibers businesses, were based 80% on the return on net assets (“RONA”) achieved by the respective business; and
•	for the CEO, were based 80% on the achievement of Company RONA targets.

FFO is defined as earnings before interest and taxes (“EBIT”), less Section 1031 exchanges and gains on large asset sales, plus depletion, depreciation and amortization, plus the net book value of cash from sales of land, and less fertilizer spending. We use FFO as a performance measure for the Timberlands business because it is a commonly used metric by real estate investment trusts (REITs) to measure operating performance. FFO is intended to focus participants on generating cash flow, which supports the Company’s focus on a growing and sustainable dividend for shareholders.

RONA is defined as EBIT divided by average net assets. We define net assets as total assets less cash and short-term investments, deferred tax assets, consolidated assets from special purpose entities, capitalized interest, and current liabilities. We use RONA as the principal performance measure for our CEO and the Wood Products and Cellulose Fibers businesses because of its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the Company’s overall returns.

The Compensation Committee has discretion to adjust the FFO or RONA calculations for special items as appropriate. For AIP purposes in 2014, we excluded gains on changes to our retirement plans and sales of property, charges for impairments and restructurings, and income and expenses relating to the disposition of the WRECO business.

While we report our financial results in accordance with U.S. GAAP, for the reasons described above we base our incentive programs’ financial targets, including the AIP, on non-GAAP financial measures such as FFO and RONA.

AIP Performance Target Setting

Financial performance metrics. Targets for the financial performance metrics required to be met by the businesses to fund 80% of their AIP are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by management. The Compensation Committee determines the level of FFO and RONA performance necessary for funding the threshold, target and maximum levels, which represent funding at 20%, 100% and 200% of target levels, respectively. If the applicable FFO result (for Timberlands) or RONA result (for Wood Products, Cellulose Fibers and the CEO) is below the threshold, the funding level for this portion of the AIP is 0%.

The targets for the AIP’s financial performance metrics are established based on a variety of factors:

•	The near-term outlook, prior year performance as well as competitive position influences the performance goal set for target funding for the Timberlands business.
•	The cost of capital as well as competitive position influences the performance goal set for target funding for each of the manufacturing businesses.
•	Internal benchmarks of outstanding performance influence the performance goal set for maximum funding.

For 2014, the Compensation Committee set RONA and FFO funding targets for the businesses and the Company at the following levels:

	Metric	Threshold (20% Target Funding)	Target (100% Target Funding)	Maximum (200% Target Funding)
Timberlands	FFO	$553M	$692M	$865M
Wood Products (Lumber and EP&D)	RONA	6%	12%	20%
Cellulose Fibers	RONA	6%	12%	20%
Overall Company (for CEO)	RONA	6%	10%	17%

Business scorecard metrics. The remainder of the AIP funding (20%) is based on the performance of each business against certain business metrics approved in advance by the Compensation Committee (the “business scorecard”). The business scorecard metrics are in areas such as financial and competitive performance, cost competitiveness, cash generation and performance against strategic goals such as operational excellence and people development.

Employees of each business segment, including the executive officer leading a segment, receive bonuses based on the performance of the business against its FFO (for Timberlands) and RONA (for Wood Products and Cellulose Fibers) targets and business scorecard metrics, modified by the performance of the individual employee against his or her performance goals.

Staff function employees receive annual bonuses based on the actual funding of the AIP for the three businesses—Timberlands, Wood Products and Cellulose Fibers (based one-third on each business segment’s funding)—modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to focus support staff efforts on helping the businesses be successful.

Bonus Opportunities Under the AIP

At the beginning of the year, each AIP participant, including each of our NEOs, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Target bonus opportunities for our NEOs in 2014 ranged from 65% to 130% of base salary. Under the AIP, the bonus for each executive officer can range from 0% to 300% of the target incentive value. Funding based on the financial performance and business scorecard metrics ranges from 0% to 200% of target. Based on individual performance, such funded amounts may be decreased by up to 100% (i.e., to 0% of target) or increased up to a maximum of 300% of target value. Targets set for the CEO and the other NEOs were based on competitive market practices and designed to focus the executive on financial performance, operational excellence and people development.

AIP Bonus Allocation Process

After the end of each plan year, the Compensation Committee approves the funding for the AIP based on the performance of each business against its pre-determined financial performance metrics and business scorecard metrics. The bonus opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved (e.g., 50% funding would reduce an officer’s target opportunity by half). Funded awards are allocated to executive officers based on each officer’s PMP rating, or individual performance against his or her pre-established performance goals, based on a qualitative and quantitative assessment of performance (see “Compensation Philosophy and

Principles—Performance Management”) and other individual performance criteria. In general, an executive officer with a PMP rating of “achieves” receives an annual incentive award at or near his or her funding-adjusted individual target level. Similarly, an executive officer with an “exceeds” rating may receive an annual incentive award greater than his or her individual funding-adjusted target level and an executive officer with a “below” rating will typically receive less than the individual funding-adjusted target incentive opportunity.

The board of directors determines the bonus to be paid to the Company’s CEO based on the recommendation of the Compensation Committee. The Compensation Committee determines the bonuses to be paid to executive officers based on recommendations by the CEO and chief human resources officer.

AIP Funding and Allocation Illustration

Individual AIP awards are calculated as follows (the bracketed items correlate to Mr. Simons’ 2014 AIP funding calculations):

For 2014, AIP funding multiples were as follows:

Business (Financial Measure)	Financial Performance Metrics		Business Scorecard Metrics
	2014 Financial Results	Funding Multiple [A]	2014 Scorecard Results	Funding Multiple [B]	2014 Total Funding Multiple [A+B]
Chief Executive Officer	11.7%(1)	0.94	High Achieves	0.32	1.26
Timberlands	$ 779MM(2)	1.05	Exceeds	0.35	1.40
Wood Products – Lumber	57.8%(3)	1.60	Achieves/High Achieves	0.29	1.89
Wood Products – EP&D	6.4%(3)	0.20	Achieves/High Achieves	0.29	0.49
Cellulose Fibers	14.1%(3)	0.97	High Achieves	0.32	1.29
Staff functions (4)	n/a	0.93	n/a	0.32	1.25

(1)	Based on Company RONA.

(2)	Based on segment FFO.

(3)	Based on segment/business RONA.

(4)	Based on performance of Timberlands, Wood Products and Cellulose Fibers (one-third for each business segment).

AIP bonus targets and actual payout amounts for 2014 were:

Executive Officer	Target Bonus (% of Base Salary)	Target Bonus Amount ($) [A]		Total Funding Multiple [B]	Adjustment Based on Performance Rating ($) [C](1)		2014 Bonus Earned ($) [(A x B) + C]		2014 Bonus Earned (% of Target)
Doyle R. Simons	130%		$1,235,000	1.26		$155,900		$1,712,000	138.6%
Patricia M. Bedient	85%		$518,500	1.25		$162,875		$811,000	156.4%
Adrian M. Blocker	65%		$292,500	1.89		$56,175		$609,000	208.2%
Srinivasan Chandrasekaran	85%		$484,500	1.29		$125,995		$751,000	155.0%
Rhonda D. Hunter	75%		$375,000	1.40		$53,000		$578,000	154.1%
Thomas F. Gideon (2)	85%	$	n/a	n/a	$	n/a	$	n/a	n/a
Sandy D. McDade (3)	75%		$397,500	1.25	$	n/a		$260,000	n/a

(1)	See “Compensation Philosophy and Principles–Performance Management” and “–Short-Term Incentive Plan–AIP Bonus Allocation Process” above for more information on how this adjustment is made.

(2)	Mr. Gideon’s separation from service with the Company was effective February 14, 2014 and he did not receive an AIP bonus for 2014.

(3)	Mr. McDade’s separation from service with the Company was effective July 10, 2014. His actual bonus amount was $260,000 in 2014 when prorated for his time in service during the year.

Mr. Simons’ bonus under the AIP was above target because Company RONA was above target and was further increased in recognition of his strong leadership in driving operational excellence throughout the organization and on people development. Ms. Bedient’s bonus was above target because the pool for staff positions funded above target and was further increased based on Ms. Bedient’s outstanding leadership of the divestiture of the Company’s homebuilding business through a tax-efficient Reverse Morris Trust transaction and the associated split-off transaction. Mr. Blocker’s bonus was above target because the bonus pool for the Lumber business funded well above target and was further increased due to Mr. Blocker’s work on achieving operational excellence goals in 2014 as well as his performance on people development matters. Mr. Chandrasekaran’s bonus was above target because the bonus pool for the Cellulose Fibers business funded above target and was further increased due to his continued leadership in delivering on operational excellence objectives as well as strengthening customer relationships both domestically and internationally. Ms. Hunter’s bonus was above target because the bonus pool for the Timberlands business funded well above target and was further increased as a result of her role in the integration of the Longview Timber acquisition and capturing the targeted synergies as well as Timberlands’ performance against operational excellence targets. Mr. Gideon, whose separation from service with the Company was effective February 14, 2014, did not receive an AIP bonus in 2014. Mr. McDade’s bonus was prorated for his time in service during the year.

Long-Term Incentive Compensation

Each year, target long-term incentive award opportunities are set for each of the Company’s executives, including our NEOs. Target award opportunities generally are set at the median of peer companies. Grants of long-term incentives are not guaranteed. These opportunities may be increased or decreased based on the executive officer’s PMP rating, using the criteria described in “Compensation Philosophy and Principles—Performance Management.” Participants do not receive an equity grant if performance against their PMP performance goals does not meet minimum standards. The Compensation Committee also considers competitive market conditions, expected future contributions to the Company and retention concerns in determining the final grants to executive officers.

Weyerhaeuser makes its annual long-term incentive grants to employees in February of each year at the regular meeting of the Compensation Committee, which typically is within one to two weeks after the Company publicly releases earnings. The Compensation Committee meeting date was the effective grant date for the annual equity grants to all participants in 2014, other than grants made to the CEO which were granted the following day at the meeting of the full board of directors. For executive officers who are hired or promoted during the year, the Compensation Committee considers compensation levels in connection with the board’s appointment of the executive and may approve equity grants for the executive that are effective upon the later of (i) the officer’s start date or the effective date of the promotion or (ii) the date the grant is approved by the Compensation Committee.

Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each executive officer position based on the median of competitive market long-term incentive levels. For 2014, the target long-term incentive values for the NEOs were:

Executive Officer	2014 Target Long-Term Incentive Value (1)
Doyle R. Simons	$5,315,000
Patricia M. Bedient	$1,592,000
Adrian M. Blocker	$756,000
Srinivasan Chandrasekaran	$1,326,000
Rhonda D. Hunter	$826,000
Thomas F. Gideon	n/a
Sandy D. McDade	$847,000

(1)	These amounts reflect the approved target value of long-term incentive compensation granted to each NEO in 2014. The actual grant-date fair values of these grants, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, are shown in the Summary Compensation Table on page 41 and the Grants of Plan-Based Awards For 2014 table on page 43.

The long-term incentive awards were granted in the form of PSUs, stock options, and time-vested RSUs, with approximately 50% of the value of the award granted in the form of PSUs, approximately 25% of the value in the form of stock options, and approximately 25% of the value in the form of RSUs.

The target values for long-term incentive awards granted to our NEOs in 2014 (measured at target performance with respect to the PSUs) were: Mr. Simons, slightly above median in recognition of his leadership in driving operational excellence performance and achievement of strategic initiatives throughout the organization; Ms. Bedient, above median due to her leadership on two major corporate transactions, the acquisition of Longview Timber and the divestiture of our homebuilding and real estate development business; Mr. Chandrasekaran, slightly above median due to his operational excellence performance and increased responsibilities for research and development; Mr. McDade, at median in recognition of his support on two major corporate transactions; Mr. Blocker, somewhat below median, having been appointed as senior vice president, Lumber effective January 1, 2014; and Ms. Hunter, slightly below median, having been appointed as senior vice president, Timberlands effective January 1, 2014. Mr. Gideon did not receive a long-term incentive grant for 2014.

Performance Share Unit Awards

Weyerhaeuser granted PSUs to executive officers in 2014 to incent their achievement of strategic business goals and production of superior long-term shareholder returns, as well as continue to align pay and performance. A target number of PSUs were granted to the NEOs in 2014. The initial number of PSUs actually earned was based on the Company’s performance against cash flow metrics for 2014. Cash flow is defined as the Company’s net change in cash and cash equivalents excluding payments for dividends, share repurchases and debt including any use of cash for early prepayment of debt; cash received from the exercise of stock options, debt issuance and issuance of stock; acquisitions and dispositions beyond those identified as non-strategic in the annual plan; and adjusted for changes in book overdrafts and collateral posted for letters of credit. In 2014, the cash flow excluded transaction costs and expenses associated with the disposition of the WRECO business as well as the cash proceeds from the disposition.

The initial number of PSUs earned, calculated as described above, will be adjusted up or down by up to 20% based on the Company’s two-year TSR relative to the S&P 500 during 2014 and 2015. This mix of performance measures aligns with shareholder interests by focusing the executive officer on the Company’s strategic business goal of shareholder return performance compared to a broad index of companies. Use of these measures balances operational and market performance and ensures that performance against each measure has a significant effect on earned compensation. At the end of the two-year performance period, 50% of the earned PSUs will be vested and payable to the participant, with the remaining earned PSUs vesting 25% a year over the subsequent two-year period to further align management’s and shareholders’ interests.

For grants in 2014, the cash flow target was $750 to $800 million. This target was substantially higher than the target for 2013. Achievement of the cash flow target determines the initial number of PSUs earned as shown below.

2014 grants	Cash Flow
	Performance $ Mil.		% of Target Award
	<$	550	0%
		$600	25%
		$650	50%
		$700	75%
Target performance		$750-800	100%
		$875	125%
		$925	150%

Full year 2014 cash flow (calculated for purposes of the PSUs) was $843 million, resulting in an initial number of PSUs earned equal to 114% of target. These PSUs will be adjusted based on the Company’s TSR relative to the S&P 500 during 2014 and 2015. PSUs will be decreased by 20% if the Company’s relative TSR ranking over the two-year period is in the 25th percentile or lower. No modification will occur if the Company’s relative TSR ranking is in the 50th percentile. The number of PSUs earned will be increased by 20% if the Company’s relative TSR ranking is in the 75th percentile or greater. Payout for performance between points will be linearly interpolated. The maximum number of PSUs that can be earned is capped at 150% of the target number of shares.

If the Company declares and pays dividends on the Company’s common stock during the time period when PSUs are outstanding, the PSUs will be credited with the dividends, which will be reinvested in additional units to be paid out in shares if and when the PSUs vest. To the extent the PSUs vest and are paid to participants, the dividends credited to the PSUs will also vest and be paid.

The following table shows the target number of PSUs granted to each of the NEOs and the initial number of PSUs earned based on the Company’s performance against the cash flow target for 2014. The initial number of PSUs earned will be adjusted up or down by up to 20% at the end of 2015 based on the Company’s two-year TSR ranking relative to the S&P 500 during 2014 and 2015 (subject to the 150% cap described above).

Executive Officer	Target 2014 Performance Share Units	Initial Number of Performance Share Units Earned
Doyle R. Simons	85,837	97,854
Patricia M. Bedient	25,806	29,418
Adrian M. Blocker	12,255	13,970
Srinivasan Chandrasekaran	21,494	24,503
Rhonda D. Hunter	13,389	15,263
Thomas F. Gideon (1)	n/a	n/a
Sandy D. McDade (2)	13,730	15,652

(1)	Mr. Gideon did not receive a PSU grant for 2014.

(2)	Mr. McDade’s target PSU grant was prorated to 6,865 per the Terms and Conditions of the grant (under the applicable separation from service provision). Initial earned PSUs under the 2014 grant, based on 2014 cash flow, were 7,826.

For 2013 grants of PSUs, the cash flow targets were the following:

2013 Grants	Cash Flow
	Performance $ Mil.		% of Target Award
	<$	400	0%
		$400	25%
		$450	50%
		$500	75%
Target performance		$535-565	100%
		$600	125%
		$635	150%

The Company’s cash flow (calculated for purposes of the PSUs) was $737 million for 2013, resulting in an initial number of PSUs from the 2013 grant being earned at 150% of target. The Company’s two-year TSR ranking for 2013-2014 was at the 31st percentile, which resulted in the initial number of PSUs earned under such grants being decreased by 15%.

Executive Officer	Initial Number of 2013 Performance Share Units Earned in 2013	Final Number of 2013 Performance Share Units Earned Based on 2-Year TSR Ranking
Doyle R. Simons (1)	54,973	58,271
Patricia M. Bedient	39,228	33,343
Adrian M. Blocker (2)	n/a	n/a
Srinivasan Chandrasekaran	25,457	21,638
Rhonda D. Hunter	6,263	5,323
Thomas F. Gideon	41,387	35,178
Sandy D. McDade	20,874	17,742

(1)	Mr. Simons’ PSU grant was made on June 17, 2013 at the time he was appointed CEO-elect and was prorated for his time in service during 2013. Mr. Simons’ initial performance goal for this grant was based on cash flow targets for the third and fourth quarters of 2013 (selected to equal the full year projected cash flow amount at the time of Mr. Simons’ grant less actual cash flow achieved during the first and second quarters of 2013). The relative TSR was measured over the period June 17, 2013 to December 31, 2014, and was at the 58th percentile, resulting in the initial number of PSUs earned being increased by 6%.

(2)	Mr. Blocker joined the Company after the 2013 annual equity grants were made and therefore did not receive a PSU grant for 2013.

The end of the two-year performance period for the 2013 grant was December 31, 2014. Fifty percent of the earned 2013 PSUs were vested and payable to the participants as of the second anniversary of the grant date. Of the remaining 2013 PSUs, half will vest and be payable to the participant as of the third anniversary of the grant date and half will vest and be payable as of the fourth anniversary of the grant date, assuming the participant remains an employee of the Company.

The vesting provisions for PSUs granted in 2013, to the extent earned, were as follows:

•	PSUs vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, respectively, as long as the individual remains employed by the Company;
•	PSUs fully vest in the event of disability or death while employed;
•

PSUs continue to vest upon retirement at an age of at least 62, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant, depending on the number of months employed after grant date;

•	PSUs continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria have not been met; and
•	PSUs will be forfeited upon termination of employment in all other situations including early retirement prior to age 62.

Stock Options

We grant stock options to reward executives only when the Company’s stock price increases. Stock options have an exercise price equal to 100% of the fair market value of one share of stock on the grant date. The value of the stock options granted to our NEOs in 2014 was approximately 25% of the value of the long-term incentive grant, with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.” The number of stock options granted to each executive is calculated by dividing the intended grant value of the stock options by the Black-Scholes option value (as described in Note 17 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K). In 2014, the following awards of stock options were granted to the NEOs:

Executive Officer	Stock Options
Doyle R. Simons	199,578
Patricia M. Bedient	59,987
Adrian M. Blocker	28,486
Srinivasan Chandrasekaran	49,964
Rhonda D. Hunter	31,124
Thomas F. Gideon (1)	n/a
Sandy D. McDade (2)	31,915

(1)	Mr. Gideon did not receive a stock option grant for 2014.

(2)	Mr. McDade’s 2014 stock option grant was prorated to 15,958 per the Terms and Conditions of the grant (under the applicable separation from service provision).

The vesting and post-termination vesting terms for stock options granted in 2014 were as follows:

•	stock options vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date;
•	stock options vest immediately in the event of disability or death while employed;
•

stock options continue to vest upon retirement at an age of at least 62, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant depending on the number of months employed after grant date;

•	stock options continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criterion has not been met; and
•	stock options stop vesting and are forfeited for all other situations including early retirement prior to age 62.

Stock options generally have a term of 10 years from the date of grant.

Restricted Stock Unit Awards

The Company grants RSU awards to align the interests of executive officers with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through RSUs, executives officers, like our shareholders, share both the risks and rewards of stock ownership. In addition, RSUs reward total shareholder return, whether delivered through share price appreciation or dividends. The Company believes this is appropriate since, as a REIT, our dividend distribution requirements lead to a significant portion of our total shareholder return being delivered through dividends. Through multi-year vesting, the RSU grants also serve as a strong retention vehicle.

The value of the RSUs granted in 2014 to the NEOs was approximately 25% of the value of the long-term incentive grant, with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.” In 2014, the following RSU awards were granted to the NEOs.

Executive Officer	Restricted Stock Units
Doyle R. Simons	43,902
Patricia M. Bedient	13,198
Adrian M. Blocker	6,267
Srinivasan Chandrasekaran	10,993
Rhonda D. Hunter	6,848
Thomas F. Gideon (1)	n/a
Sandy D. McDade (2)	7,022

(1)	Mr. Gideon did not receive a RSU grant for 2014.

(2)	Mr. McDade’s RSU grant was prorated to 3,511 per the Terms and Conditions of the grant (under the applicable separation from service provision).

The vesting provisions for RSUs granted in 2014 were as follows:

•	RSUs vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date;
•	RSUs vest immediately in the event of disability or death while employed;
•

RSUs continue to vest upon retirement at an age of at least 62, but a portion of the grant is forfeited if retirement occurs before the one year anniversary of the grant depending on the number of months employed after grant date;

•	RSUs continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria has not been met; and
•	RSUs will be forfeited upon termination of employment in all other situations including early retirement prior to age 62.

Other Benefits

All U.S. and Canadian salaried employees, including executive officers, are eligible for:

•	a tax-qualified defined benefit pension plan, if hired before January 1, 2014;
•	in lieu of participation in a defined benefit pension plan, if hired on or after January 1, 2014 a non-elective employer contribution in a tax-qualified defined contribution 401(k) or savings plan;
•	a tax-qualified defined contribution 401(k) or savings plan;
•	health and dental coverage,
•	Company-paid term life insurance,
•	disability insurance,
•	paid time off, and
•	paid holidays.

These rewards are designed to be competitive with overall market practices and are in place to attract and retain high-level talent. In addition, officers may be eligible to participate in a non-qualified supplemental retirement plan if hired before January 1, 2014, or a supplemental defined contribution retirement plan if hired on or after January 1, 2014, a deferred compensation plan, and to receive other benefits described below.

Supplemental Retirement Plan

Executives and other highly-paid officers in the U.S. are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”), if hired before January 1, 2014. The Supplemental Plan provides the benefits that would otherwise be provided under the qualified defined benefit plan but are not due to compensation limits imposed by the Internal Revenue Code. We provide the Supplemental Plan to our executives because it was a competitive practice within the basic materials industry and the Compensation Committee believed that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan. Supplemental Plan benefits are paid outside the tax-qualified Weyerhaeuser Pension Plan (the “Pension Plan”) from the general funds of the Company. Consistent with general market practices, these benefits are determined based on compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s eligible annual incentive compensation plans, limited to one times base pay. This amount is multiplied by the formula for determining salaried plan benefits under the Pension Plan. Details of the Supplemental Plan benefits and the amounts accrued to each NEO are found in the Pension Benefits Table. Executives and other highly-paid employees hired on or after January 1, 2014 are eligible to participate in the Weyerhaeuser Supplemental Defined Contribution Plan (the

“Supplemental DC Plan”). The Supplemental DC Plan provides for inclusion of eligible bonuses and deferred compensation in the definition of pay and provides for non-elective contributions that would otherwise be provided under the qualified defined contribution 401(k) plan but are not due to compensation limits imposed by the Internal Revenue Code.

Deferred Compensation

Selected high-level employees, including executive officers, also are eligible to participate in a deferred compensation plan. This deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with tax planning flexibility at a nominal cost to the Company. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus 3%. The 2014 rate of 3.05% is not considered to be a preferential return when compared to the applicable long-term federal rate.

In addition, under the deferred compensation plan, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonus into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser common stock. Contributions during 2014 and year-end account balances can be found in the Non-Qualified Deferred Compensation table.

Additional Benefits

Certain employees, including our executive officers, are eligible to receive additional company-paid life insurance. There are no additional significant benefits, as we provide limited perquisites. We do not provide vehicles for personal use, personal travel for executives on Company aircraft or significant tax-gross ups.

Changes for 2015

At its December 2014 meeting, the Compensation Committee approved certain changes to the Company’s Annual Incentive Plan, the terms of PSU awards and the Deferred Compensation Plan. These changes will be effective and apply to awards starting in 2015. For more information on these changes, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2014. These changes are summarized as follows:

•

Annual Incentive Plan – revised to (i) base 70% of AIP funding on achievement of financial performance metrics (from 80% in 2014) and 30% on performance against business scorecard metrics (from 20% in 2014) and (ii) conform the CEO’s financial performance metrics to other corporate staff, i.e, based on the combined performance of each of the Company’s business segments.

•

PSU terms – revised to provide that PSU awards (i) will be earned only if the Company achieves specified TSR targets relative to both the S&P 500 and an industry peer group over a defined 3-year period, and (ii) will be earned and vest on the third anniversary of the grant date (provided the Compensation Committee certifies achievement of the specified business targets).

•	Deferred Compensation Plan – revised to define when distributions under the plan may commence and set the maximum number of annual installments that may be paid to participants.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to certain of our NEOs (the covered employees) for tax purposes to $1 million annually. Covered employees include our CEO and our next three highest paid executive officers, other than our chief financial officer. However, the Section 162(m) limitation does not apply to performance-based compensation provided certain requirements are met.

In establishing total compensation for the CEO and the NEOs, the Compensation Committee considers the effect of Section 162(m). Because the Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals, we did not adopt a policy for 2014 that all compensation must qualify as deductible under Section 162(m). Therefore, certain amounts paid for 2014 under the Company’s compensation programs, including salaries, AIP bonuses and long-term incentive plan grants, may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. For such compensation to be deductible the various requirements of Section 162(m) must be satisfied. The Compensation Committee will have discretion to award compensation that may not qualify as tax-deductible. Weyerhaeuser has a salary and bonus deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

Change in Control Agreements

The Company has entered into change in control agreements with each of its executive officers. The Compensation Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements provide for specified payments and other benefits if the officer’s employment was terminated by the Company or its successor during the period beginning on the effective date of a change in control of the Company and ending 24 months after a change in control. Change in control payments are not made if the termination is for cause, retirement, disability or death. Change in control payments also may be required if the officer leaves voluntarily because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to enable executive officers to have a balanced perspective in making overall business decisions and to be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event the officer is terminated, other than for cause, during the period beginning the effective date of a change in control and ending 24 months after a change in control of the Company, all outstanding options held by the officer become exercisable, RSUs are vested and PSUs will vest and pay out at target. The accelerated vesting and payout of equity grants in the event of a change in control are intended to allow the executives to recognize the value of their contributions to the Company and encourage executive officers to take a balanced perspective in making overall business decisions in the context of a change in control scenario. The agreements do not provide for payment of “golden parachute” excise taxes, if any.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

RELATIONSHIP WITH COMPENSATION COMMITTEE CONSULTANT

Cook & Co. has been engaged by the Compensation Committee to act as its compensation consultant and to assist the committee with its responsibilities related to the Company’s executive and board of director compensation programs. A representative of Cook & Co. attends Compensation Committee meetings, as requested, and communicates with the Chair of the Compensation Committee between meetings.

The Compensation Committee has the sole authority from the board of directors for the appointment, compensation and oversight of the Company’s independent compensation consultant.

Cook & Co. reports directly to the Compensation Committee and all work conducted by Cook & Co. for Weyerhaeuser is on behalf of the committee. Cook & Co. provides no services to the Company other than these executive and board of director compensation consulting services, and has no other direct or indirect business relationships with the Company or any of its affiliates. All executive compensation services provided by Cook & Co. are conducted under the direction and authority of the Compensation Committee.

In addition, in its engagement agreement with the committee, Cook & Co. agrees to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause Cook & Co.’s independence to be questioned, and to undertake no projects for Weyerhaeuser management except at the request of the Compensation Committee Chair and as agent for the Compensation Committee. The Compensation Committee has reviewed the independence of Cook & Co. and has concluded that Cook & Co.’s work has not raised any conflict of interest.

MANAGEMENT’S ROLE IN THE EXECUTIVE COMPENSATION PROCESS

The Company’s CEO and chief human resources officer each played an important role in the Compensation Committee’s executive compensation process for 2014 and regularly attended committee meetings. The CEO provided his opinions to the committee regarding executive compensation matters generally and the performance of the executives reporting to him. The chief human resources officer presented recommendations to the committee on the full range of annual executive compensation decisions. At the committee’s February 2014 meeting, human resources executives presented the committee with specific compensation recommendations for all executives other than the CEO. These recommendations were developed in consultation with the CEO and accompanied by market data provided by the Compensation Committee’s compensation consultant. The committee exercised its independent discretion whether to accept management’s recommendations and made final decisions about each executive officer’s compensation. Decisions related to the CEO’s compensation were made independently by the committee, in consultation with its consultant, and recommended to the full board of directors. Wayne Murdy, the committee’s chair, also met periodically with human resources executives to confer on current and upcoming topics likely to be brought before the committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts on behalf of the board of directors to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Committees of the Board—Compensation Committee” above.

The Company’s management has prepared the CD&A for the NEOs set forth in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the CD&A included in this proxy statement. Based on this review and discussions, the committee recommended to the board of directors that the CD&A be included in the proxy statement for the Company’s 2015 annual meeting of shareholders.

Wayne W. Murdy, Chairman	John I. Kieckhefer Kim Williams
Debra A. Cafaro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Cafaro, Mr. Kieckhefer, Mr. Murdy and Ms. Williams served as members of the Compensation Committee during 2014. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2014 or any prior period. No executive officer of the Company served as a member of the Compensation Committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

CODE OF ETHICS

The Company’s Code of Ethics was first adopted in 1976. The Code of Ethics currently is in its eighth edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” then “Operating Ethically,” and then by clicking the “Code of Ethics” icon. Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by email to CorporateSecretary@Weyerhaeuser.com. If a listed company’s board of directors or a board committee grants a waiver under the Code of Ethics for an executive officer or director, NYSE rules require that the waiver be disclosed to shareholders. If we grant such a waiver, we will provide notice of the waiver on the Company’s website at www.weyerhaeuser.com. We did not grant any such waivers for executive officers or directors in 2014.

ANTI-HEDGING POLICY AND TRADING RESTRICTIONS

The Company has a policy that prohibits our directors and executive officers from hedging their ownership of the Company’s stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock and trading Company stock on margin. A copy of the Company’s policy is available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” then under the “Governance” link, and then under “Governance Guidelines.” Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by email to CorporateSecretary@Weyerhaeuser.com.

CLAWBACK POLICY

The Company has an incentive compensation clawback policy to ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. It provides that in the event of a restatement of the financial or operating results of the Company or one of its business segments, the Company may seek recovery of incentive compensation that would not otherwise have been paid if the correct performance data had been used to determine the amount payable. A copy of the Company’s clawback policy is available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” then under the “Governance” link, and then under “Governance Guidelines.” Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by email to CorporateSecretary@Weyerhaeuser.com.

STOCK OWNERSHIP REQUIREMENTS

Stock ownership requirements for executive officers have been in place since 1996, and were most recently amended in 2014. Under the current requirements, each executive officer must acquire and hold a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade and range from one to five times base salary as follows:

Position	Holding Requirement	Sources Included
CEO	6X base salary value

•   direct ownership of common shares

•  the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above)

•  shares of Company stock held in the Company’s 401(k) plan

EVPs	3X base salary value
SVPs	1.5 – 2X base salary value
Sr. Officers	1X base salary value

Until the required ownership levels are achieved, executives must retain 75% of the net profit shares acquired when RSUs and PSUs vest. Net profit shares are shares remaining after payment of taxes upon vesting.

SHAREHOLDER ADVISORY VOTE

The Company annually seeks a shareholder vote on a proposal to approve on an advisory basis the compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, was supported by more than 96% of the votes cast at last year’s annual meeting. Our board of directors and our Compensation Committee value the opinions of our shareholders and consider the results of the say-on-pay vote. To the extent there are significant votes against our NEO compensation as disclosed in this proxy statement we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns in making future compensation decisions.

RISK ANALYSIS OF OUR COMPENSATION PROGRAMS

The Compensation Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2014, the committee, with the assistance of Cook & Co., reviewed the Company’s compensation policies and practices for employees, including NEOs, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the Company. We believe the following factors reduce the likelihood of excessive risk-taking:

•	the program design provides a balanced mix of cash and equity, short-term and long-term incentives, fixed and performance-based pay, and performance metrics;
•	maximum payout levels for bonuses are capped;
•	the Compensation Committee has downward discretion over incentive program payouts;
•	executive officers are subject to share ownership guidelines;
•	compliance and ethical behaviors are integral factors considered in all performance assessments;
•	the Company has adopted policies prohibiting hedging and pledging by executives and directors; and
•	the Company has adopted a “clawback” policy.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Comp (4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)($)	All Other Comp (6)($)	Total ($)
Doyle R. Simons President and Chief Executive Officer	2014 2013	950,000 493,269	3,957,023 1,874,688	1,321,206 624,997	1,712,000 918,508	149,103 —	55,102 275,335	8,144,434 4,186,797
Patricia M. Bedient Executive Vice President and Chief Financial Officer	2014 2013 2012	610,000 607,500 600,000	1,188,231 1,225,483 800,097	397,114 366,131 238,810	811,000 650,000 575,000	600,971 209,934 346,652	8,808 8,766 68,616	3,616,124 3,067,814 2,629,175
Adrian M. Blocker Senior Vice President, Wood Products	2014	437,500	564,261	188,577	609,000	96,563	37,986	1,933,887
Srinivasan Chandrasekaran Senior Vice President, Cellulose Fibers	2014 2013 2012	562,500 528,942 511,250	989,695 795,246 646,785	330,762 237,586 193,050	751,000 460,000 440,000	717,949 263,300 557,705	21,597 11,358 22,592	3,373,503 2,296,432 2,371,382
Rhonda D. Hunter Senior Vice President, Timberlands	2014	477,308	616,507	206,041	578,000	664,435	48,671	2,590,962
Thomas F. Gideon* Former Executive Vice President, Timberlands	2014 2013 2012	93,538 606,000 600,000	— 1,292,899 862,380	— 386,274 257,400	— 750,000 405,000	935,355 448,743 1,078,255	1,836,216 8,766 8,616	2,865,109 3,492,682 3,211,651
Sandy D. McDade* Former Senior Vice President and General Counsel	2014	290,539	632,196	211,277	260,000	824,677	1,502,670	3,721,359

*	Mr. Gideon’s last day with the Company was February 14, 2014 and Mr. McDade’s last day with the Company was July 10, 2014.

(1)	The amount reported in this column for each executive officer reflects the dollar amount paid in cash of base salary in the fiscal year.

(2)	Amounts in this column for all grants of RSUs and PSUs to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2014 stock awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The grant date fair value for PSUs is reported based upon the probable outcome of the performance conditions on the grant date. The value of the 2014 and 2013 PSU grants assuming achievement of the maximum performance levels would have been: Mr. Simons—$3,942,493 (2014) and $1,874,371 (2013); Ms. Bedient—$1,185,270 (2014) and $1,239,213 (2013); Mr. Blocker—$562,857 (2014); Mr. Chandrasekaran—$987,219 (2014) and $804,171 (2013); Ms. Hunter—$614,941 (2014); Mr. Gideon—$1,307,400 (2013); and Mr. McDade—$630,619 (2013). Mr. McDade’s separation from service was effective July 2014. Consequently, upon application of the applicable provisions under the respective PSU grants, the maximum value that Mr. McDade may receive assuming achievement of maximum performance levels would be $315,619 (2014).

(3)	Amounts in this column for all grants of stock options to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 17 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K. Details regarding 2013 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock option awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)	Amounts for Mr. Simons, Ms. Bedient, Mr. Blocker, Mr. Chandrasekaran, Ms. Hunter, Mr. Gideon, and Mr. McDade represent the value of the incentive awards earned in fiscal year 2014, 2013 and 2012 based on the Company’s performance and the performance of the Company’s businesses against performance levels set by the Compensation Committee of the board of directors. The measures are described in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Short-Term Incentive Plan—AIP Performance Measures and Plan Mechanics” above.

(5)	Amounts represent annual changes in the actuarial present value of accumulated pension benefits. There were no preferential earnings on nonqualified deferred compensation in 2014.

(6)	Amounts reported for 2014, 2013 and 2012 that represent All Other Compensation for each of the named executive officers are described in the following table:

ALL OTHER COMPENSATION

Name	Year	Company Contribution to Defined Contribution Plan ($)	Executive Term Life Insurance Premium ($)	Premium Contribution to Deferred Compensation ($)	Other ($)	Total ($)
Doyle R. Simons	2014 2013	7,800 7,650	1,008 472	— —	46,294(1 267,213)	55,102 275,335
Patricia M. Bedient	2014 2013 2012	7,800 7,650 7,500	1,008 1,116 1,116	— — 60,000	— — —	8,808 8,766 68,616
Adrian M. Blocker	2014	7,800	1,008	—	29,178(2)	37,986
Srinivasan Chandrasekaran	2014 2013 2012	4,029 4,302 4,601	1,008 1,116 1,116	16,560 5,940 16,875	— — —	21,597 11,358 22,592
Rhonda D. Hunter	2014	7,800	1,008	—	39,863(3)	48,671
Thomas F. Gideon	2014 2013 2012	2,572 7,650 7,500	155 1,116 1,116	— — —	1,833,490(4 — —)	1,836,217 8,766 8,616
Sandy D. McDade	2014	7,264	504	—	1,494,903(5)	1,502,671

(1)	Amount includes: (i) temporary living expenses in the amount of $25,087, which were paid by the Company in connection with Mr. Simons’ relocation from Texas to Washington and were treated as compensation, and a related gross-up payment to cover taxes in the amount of $19,420; and (ii) $1,787 paid to Mr. Simons in relation to the purchase of a new home.

(2)	Amount includes: (i) temporary living expenses in the amount of $5,166, which were paid by the Company in connection with Mr. Blocker’s relocation from Tennessee to Washington and were treated as compensation, and a related gross-up payment to cover taxes in the amount of $9,418; and (ii) $9,266 paid to Mr. Blocker in relation to the purchase of a new home and $5,328 in relation to the storage and delivery of household goods.

(3)	Amount includes: (i) temporary living expenses in the amount of $13,583, which were paid by the Company in connection with Ms. Hunter’s relocation from Arkansas to Washington and were treated as compensation, and a related gross-up payment to cover taxes in the amount of $10,430; and (ii) $15,000 allowance and $850 for en-route costs paid to Ms. Hunter in relation to her relocation.

(4)	Amount relates to Mr. Gideon’s separation from service and includes $1,704,427 in severance and $129,063 in unused vacation payout.

(5)	Amount relates to Mr. McDade’s separation from service and includes $1,408,477 in severance and $86,426 in unused vacation payout.

GRANTS OF PLAN-BASED AWARDS FOR 2014

Name	Type of Award	Grant Date(1)	Estimated Future Payout Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Doyle R. Simons	AIP	2/13/2014	247,000	1,235,000	3,705,000
	PSU	2/13/2014				21,459	85,837	128,755					2,628,329
	RSU	2/13/2014							43,902				1,328,694
	Option	2/13/2014								199,578	30.265	30.390	1,321,206
Patricia M. Bedient	AIP	2/12/2014	103,700	518,500	1,555,500
	PSU	2/12/2014				6,451	25,806	38,709					790,180
	RSU	2/12/2014							13,198				398,052
	Option	2/12/2014								59,987	30.160	30.280	397,114
Adrian M. Blocker	STIP	2/12/2014	58,500	292,500	877,500
	PSU	2/12/2014				3,063	12,255	18,382					375,248
	RSU	2/12/2014							6,267				189,013
	Option	2/12/2014								28,486	30.160	30.280	188,577
Srinivasan Chandrasekaran	AIP	2/12/2014	96,900	484,500	1,453,500
	PSU	2/12/2014				5,373	21,494	32,241					658,146
	RSU	2/12/2014							10,993				331,549
	Option	2/12/2014								49,964	30.160	30.280	330,762
Rhonda D. Hunter	AIP	2/12/2014	75,000	375,000	1,125,000
	PSU	2/12/2014				3,347	13,389	20,083					409,971
	RSU	2/12/2014							6,848				206,536
	Option	2/12/2014								31,124	30.160	30.280	206,041
Thomas F. Gideon (3)	AIP	2/12/2014	—	—	—								—
	PSU	2/12/2014				—	—	—					—
	RSU	2/12/2014							—				—
	Option	2/12/2014								—	—	—	—
Sandy D. McDade	AIP	2/12/2014	79,500	397,500	1,192,500(4)
	PSU	2/12/2014				3,433	13,730	20,595(5)					420,413
	RSU	2/12/2014							7,022				211,784
	Option	2/12/2014								31,915	30.160	30.280	211,277

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants and grants under its annual incentive plans to executive officers at its regular meetings. The Compensation Committee meeting date is the effective grant date for equity grants and grants under the annual incentive plans to named executive officers other than the CEO. Compensation for the CEO is approved by the board of directors based on recommendation by the Compensation Committee. The date of approval by the board of directors is the effective grant date for grants to the CEO.

(2)	Stock options are granted under the Company’s long-term incentive plans, which provide that the exercise price for stock options is the average of the high and low stock price on the date of grant.

(3)	Mr. Gideon’s separation from service was effective February 14, 2014 and he did not receive an AIP award, PSU award, RSU award or award of stock options for 2014.

(4)	Mr. McDade’s Threshold, Target, and Maximum values for the Annual Incentive Plan are $41,602, $208,008, and $624,023, respectively, when prorated to his July 10, 2014 separation date.

(5)	Mr. McDade’s Threshold, Target, and Maximum values for PSUs are 1,716, 6,865, and 10,297, respectively, when prorated to his July 10, 2014 separation date per the Terms and Conditions of the grant.

NON-EQUITY INCENTIVE PLAN COMPENSATION

Amounts for non-equity incentive plan compensation set out in the Summary Compensation Table and Grants of Plan-Based Awards are annual cash incentives under the Company’s AIP. In 2014, the AIP was funded based 80% on FFO performance (for our Timberlands business) and RONA performance (for our Wood Products (Lumber and EP&D) and Cellulose Fibers businesses and for our CEO), and 20% based on the performance of each business segment against its business scorecard metrics approved in advance by the Compensation Committee, such as competitive performance, financial measures and performance against strategic goals. FFO and RONA are defined in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Short-Term Incentive Plan—AIP Performance Measures and Plan Mechanics” above. For staff functions, including the chief financial officer, AIP is funded based on the performance of each of the business segments (weighted one-third for each business segment). For each year a threshold, target and maximum goal is established by the Compensation Committee that represents 20%, 100% and 200% target funding levels for that portion of the funding.

For 2014, the Compensation Committee set the threshold, target and maximum goals as follows:

•	for the Timberlands business, the FFO threshold for funding was set at $553 million, target funding was set at $692 million and maximum was set at $865 million;
•	for the Wood Products (Lumber and EP&D) and Cellulose Fibers businesses, the RONA threshold for funding was set at 6%, target funding was set at 12% and maximum was set at 20%; and
•	for the CEO, the Company RONA threshold for funding was set at 6%, target funding level was 10% and maximum funding level was 17% RONA.

At the end of 2014, the Compensation Committee approved funding for the incentive pool based on performance against the pre-determined FFO and RONA targets and business scorecard metrics.

EQUITY AWARDS

Equity awards in the summary compensation table and the grants of plan-based awards table relate to

PSUs, RSUs and stock options granted to the NEOs under the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) and the Weyerhaeuser Company 2013 Long-Term Incentive Plan (the “2013 Plan”), which was approved by our shareholders at the 2013 annual meeting. Each of the 2004 Plan and 2013 Plan provide for the award of stock options, stock appreciation rights, restricted stock and RSUs, and performance shares and PSUs. The 2004 Plan and 2013 Plan provide that stock options must be granted at fair market value and prohibit the repricing of outstanding options without shareholder approval. Each of the 2004 Plan and 2013 Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the plans. After adoption of the 2013 Plan, no further awards have been granted under the 2004 Plan (or any other prior equity incentive plan). The Compensation Committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the board of directors. The committee also approves the overall grant pool and individual grants for all other participants. The primary purpose of our long-term incentive plans is to link compensation with the long-term interests of shareholders and align pay with performance by focusing NEOs on long-term total shareholder return (TSR) achievements.

2014 Performance Share Unit Awards

PSUs granted to each of the NEOs in 2014 are earned based on the Company’s performance against cash flow targets during 2014 and adjusted based on the Company’s relative TSR during 2014 and 2015. A target number of PSUs were granted to the NEOs in 2014. The initial number of PSUs actually earned was based on the Company’s performance against cash flow metrics during 2014. This number will be adjusted up or down by up to 20% based on the Company’s two-year TSR relative to the S&P 500 during 2014 and 2015. On the second anniversary of the grant, 50% of the final number of PSUs earned will be vested and released to the participant, with an additional 25% vesting and being released on the third anniversary and the fourth anniversary of the grant date. During the vesting period, unvested awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original PSU awards.

2014 Stock Options

Stock options granted to each of the NEOs in 2014 as long-term incentive compensation are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years.

2014 Restricted Stock Unit Awards

RSUs granted to each of the NEOs in 2014 vest over four years beginning 12 months following the grant date, with 25% of the shares becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, unvested awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original RSU awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4)(#)	Market Value of Shares or Units of Stock That Have Not Vested (5)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (5)($)
Doyle R. Simons	06/17/2013 02/13/2014	21,029 —	63,089 199,578	29.0050 30.2650	06/17/2023 02/13/2024	16,161 43,902	580,018 1,575,643	54,973 97,854	1,972,981 3,511,980
Patricia M. Bedient	02/15/2006	18,581	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	25,217	—	30.3890	02/14/2017	—	—	—	—
	04/19/2007	53,087	—	28.9310	04/19/2017	—	—	—	—
	02/20/2008	67,683	—	23.5570	02/20/2018	—	—	—	—
	02/18/2009	63,166	—	9.5280	02/18/2019	—	—	—	—
	02/18/2009(3)	126,332	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	102,648	—	14.8030	02/10/2020	—	—	—	—
	02/10/2010	72,643	—	14.8030	02/10/2020	—	—	—	—
	02/09/2011	30,000	10,000	24.1600	02/09/2021	3,000	107,670	7,560	271,328
	02/08/2012	20,875	20,875	20.4150	02/08/2022	6,263	224,779	17,910	642,790
	02/13/2013	10,896	32,691	30.5400	02/13/2023	9,807	351,973	39,228	1,407,893
	02/12/2014	—	59,987	30.1600	02/12/2024	13,198	473,676	29,418	1,055,812
Adrian M. Blocker	02/12/2014	—	28,486	30.1600	02/12/2024	6,267	224,923	13,970	501,383
Srinivasan Chandrasekaran	02/16/2005	7,433	—	23.9220	02/16/2015	—	—	—	—
	02/15/2006	8,455	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	37,161	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	51,758	—	23.5570	02/20/2018	—	—	—	—
	02/18/2009	34,502	—	9.5280	02/18/2019	—	—	—	—
	02/18/2009(3)	69,005	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	41,404	—	14.8030	02/10/2020	—	—	—	—
	02/10/2010	62,106	—	14.8030	02/10/2020	—	—	—	—
	02/09/2011	18,750	6,250	24.1600	02/09/2021	1,875	67,294	4,725	169,580
	02/08/2012	16,875	16,875	20.4150	02/08/2022	5,063	181,711	14,478	519,615
	02/13/2013	7,071	21,213	30.5400	02/13/2023	6,364	228,404	25,456	913,616
	02/12/2014	—	49,964	30.1600	02/12/2024	10,993	394,539	24,503	879,413
Rhonda D. Hunter	02/16/2005	1,859	—	23.9220	02/16/2015	—	—	—	—
	02/15/2006	1,859	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	2,190	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	3,318	—	23.5570	02/20/2018	—	—	—	—
	02/09/2011	10,574	3,525	24.1600	02/09/2021	1,058	37,972	1,333	47,841
	02/08/2012	6,582	6,583	20.4150	02/08/2022	1,975	70,883	2,824	101,353
	02/13/2013	3,478	10,437	30.5400	02/13/2023	3,132	112,407	6,262	224,743
	02/12/2014	—	31,124	30.1600	02/12/2024	6,848	245,775	15,263	547,789
Thomas F. Gideon	02/15/2006	41,409	—	26.2690	02/15/2016	—	—	—	—
	02/14/2007	50,433	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	13,272	—	23.5570	02/20/2018	—	—	—	—
	02/20/2008	24,369	—	23.5570	02/20/2018	—	—	—	—
	02/09/2011	32,846	10,949	24.1600	02/09/2021	3,285	117,899	8,278	297,097
	02/08/2012	22,500	22,500	20.4150	02/08/2022	3,375	121,129	19,305	692,856
	02/13/2013	11,496	34,489	30.5400	02/13/2023	10,347	371,354	41,386	1,485,344
Sandy D McDade	02/14/2007	43,797	—	30.3890	02/14/2017	—	—	—	—
	06/13/2007	13,272	—	30.5890	06/13/2017	—	—	—	—
	02/09/2011	5,875	5,875	24.1600	02/09/2021	1,763	63,274	4,441	159,387
	02/08/2012	5,688	11,375	20.4150	02/08/2022	1,706	61,228	9,759	350,251
	02/13/2013	5,798	17,395	30.5400	02/13/2023	5,219	187,310	20,874	749,168
	02/12/2014	—	15,957	30.1600	02/12/2024	3,511	126,010	7,826	280,875

Note: Grants awarded in 2014 are also reported in the Summary Compensation Table and the Grants of Plan-Based Awards table.

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	With the exception of special retention options granted on February 18, 2009 (see note 3 below), all option grants vest and are exercisable beginning 12 months after the grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date. Full vesting occurs on the fourth anniversary of the grant date. Options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. For options granted prior to February 9, 2011, upon normal retirement all unexercised options become exercisable. For options granted on February 9, 2011, February 8, 2012, February 13, 2013 and February 12, 2014, upon retirement at age 62 or older the option continues to vest until the original expiration date.

(3)	Retention options granted on February 18, 2009 to Ms. Bedient and Mr. Chandrasekaran vest and are exercisable beginning four years after the grant date, with 100% of the options vesting on that date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. If the executive terminates employment prior to vesting for any reason other than death, disability or position elimination, the unexercised options are forfeited.

(4)	Stock awards granted are in the form of (i) with respect to grants on February 9, 2011, February 8, 2012, February 13, 2013 and February 12, 2014, RSUs that vest over four years beginning 12 months following the grant date, with 25% of the units becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date, (ii) with respect to grants on February 9, 2011, February 8, 2012, February 13, 2013 and February 12, 2014, PSUs that vest 50% on the second anniversary of the grant date and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date, and (iii) with respect to the PSU grant on June 17, 2013 to Mr. Simons made in connection with his appointment as an executive officer, the performance period runs through December 31, 2014, with 50% of earned PSUs vested when earned and the remainder vesting 25% a year over the subsequent two-year period. Full vesting occurs on the fourth anniversary of the grant date for each of RSUs and PSUs, other than with respect to the PSU grant to Mr. Simons on June 17, 2013 for which full vesting will occur on the second anniversary of any PSUs being earned. For the PSUs granted on February 12, 2014, the amounts reflect 114% of target units because the cash flow performance during 2014 was above target (see “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Long-Term Incentive Compensation—Performance Share Unit Awards” above for additional information). During the vesting period, unvested awards earn the equivalent of dividends, which are credited as additional RSUs and subject to the same vesting and release schedule as the original awards. Awards not yet released and any dividends credited to them are forfeited upon termination for any reason.

(5)	Values for RSU awards and PSU awards granted on February 9, 2011, February 8, 2012, February 13, 2013 and February 12, 2014 were computed by multiplying the market price of $35.89 for the Company’s common stock at end of fiscal year 2014 by the number of units.

OPTION EXERCISES AND STOCK VESTED IN 2014

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Doyle R. Simons	n/a	n/a	5,387	$166,243
Patricia M. Bedient	29,199	$308,868	30,212	$904,419
Adrian M. Blocker	n/a	n/a	n/a	n/a
Srinivasan Chandrasekaran	4,446	$30,385	22,761	$681,175
Rhonda D. Hunter	13,097	$243,094	6,456	$193,393
Thomas F. Gideon	84,997	$1,215,867	32,631	$976,812
Sandy D. McDade	15,427	$233,144	16,711	$500,247

PENSION BENEFITS

Name	Plan Name	Years of Credited Service earned under Formula A (#) (1)	Present Value of Accumulated Benefit earned under Formula A ($) (2)	Years of Credited Service earned under Formula B (#) (3)	Present Value of Accumulated Benefit earned under Formula B ($) (4)	Total Years of Credited Service (#)	Total Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Doyle R. Simons	Pension Plan – Title B Supplemental Retirement Plan	0 0	0 0	2 2	33,708 156,411	2 2	33,708 156,411	0 0
Patricia M. Bedient	Pension Plan – Title B Supplemental Retirement Plan	7 7	362,663 1,125,670	5 5	153,563 471,507	12 12	516,226 1,597,177	0 0
Adrian M. Blocker	Pension Plan – Title B Supplemental Retirement Plan	0 0	0 0	2 2	49,179 75,830	2 2	49,179 75,830	0 0
Srinivasan Chandrasekaran	Pension Plan – Title B Supplemental Retirement Plan	15 15	721,790 1,892,930	5 5	175,571 457,992	20 20	897,361 2,350,922	0 0
Rhonda D. Hunter	Pension Plan – Title B Supplemental Retirement Plan	23 23	835,622 744,610	5 5	109,431 96,388	28 28	945,053 840,998	0 0
Thomas F. Gideon (5)	Pension Plan – Title B Supplemental Retirement Plan	32 32	0 3,929,256	4 4	97,513 290,983	36 36	97,513 4,220,239	1,544,293 703,373
Sandy D. McDade (6)	Pension Plan – Title B Supplemental Retirement Plan	30 30	0 3,294,400	5 5	111,086 298,320	35 35	111,086 3,592,720	1,442,101 0

(1)	Number of years of credited service as of December 31, 2009 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula A accrued benefit only.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2014, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

(3)	Number of years of credited service computed beginning on January 1, 2010 and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2014 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula B accrued benefit only.

(4)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2014, using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

(5)	Mr. Gideon’s separation from service was effective February 14, 2014. The benefits shown here are valued as of the first of the month following separation from service, or March 2014. He received a portion of the benefit as a one-time lump sum payment and will receive a portion of the benefit as annual installments payable over 7 years. He received the one-time payment and the first installment on May 1, 2014. He began receiving benefits from the Supplemental Retirement Plan on September 1, 2014.

(6)	Mr. McDade’s separation from service was effective July 10, 2014. The benefits shown here are valued as of the first of the month following retirement, or August 2014. He received a portion of the benefit as a one-time lump sum payment and will receive a portion of the benefit as annual installments payable over 7 years. He received the one-time payment and the first installment on September 1, 2014. He began receiving benefits from the Supplemental Retirement Plan on February 1, 2015.

The Weyerhaeuser Pension Plan (the “Pension Plan”) is a noncontributory, defined benefit pension plan. Title B, for salaried employees, provides normal retirement at age 65. Early retirement may be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Of our NEOs only Ms. Bedient is eligible for early retirement. Mr. Simons who joined the Company in 2013 and is under age 55, Mr. Blocker who joined the Company in 2013, and Ms. Hunter who is under age 55, are not eligible for early retirement. Mr. Simons and Mr. Blocker are not yet vested in benefits from the Pension Plan, but will become vested once they have 5 years of vesting service. Messrs. Chandrasekaran, Gideon and McDade separated from service with the Company and were eligible for Pension Plan benefits. Title B of the Pension Plan consists of two separate Formulas. Service accrued prior to January 1, 2010 was earned under Formula A and service accrued on and after January 1, 2010 is earned under Formula B. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Pension Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued on and after January 1, 2010, plus (ii) 0.3% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Pension Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010. The benefit payable upon early retirement under Formula A is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. The benefit payable upon early retirement under Formula B is a percentage of the benefit that would be payable upon normal retirement and ranges from approximately 47% at age 55 to 100% at age 65. The Pension Plan is closed to new hires and rehires effective January 1, 2014. A participant in a defined benefit pension plan generally is limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $210,000 (in 2014), but subject to adjustment) or (ii) 100% of the participant’s average annual compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. The compensation used in determining benefits under this Pension Plan is limited by Internal Revenue Code Section 401(a)(17) ($260,000 in 2014, but subject to adjustment). Supplemental Retirement Plan benefits are paid from the general funds of the Company and are determined by applying the formula under the Pension Plan – Title B – for salaried employees but including benefits and compensation that exceed the Internal Revenue Code limitations described above. The Supplemental Retirement Plan is also closed to new hires and rehires effective January 1, 2014. Employees hired or rehired on or after January 1, 2014 are eligible for a non-elective employer contribution in the defined contribution 401(k) plan in lieu of participation in the Pension Plan. Certain highly-paid employees hired on or after January 1, 2014 are eligible to participate in the Supplemental DC Plan. The Supplemental DC Plan provides for inclusion of eligible bonuses and deferred compensation in the definition of pay and provides for non-elective employer contributions that would otherwise be provided under the qualified defined contribution 401(k) plan but are not due to compensation limits imposed by the Internal Revenue Code.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Doyle R. Simons	$0	$0	$0	$0	$0
Patricia M. Bedient	$0	$0	$433,686	$0	$3,173,642
Adrian M. Blocker	$0	$0	$0	$0	$0
Srinivasan Chandrasekaran	$388,500	$16,560	$107,032	$0	$1,315,457
Rhonda D. Hunter	$0	$0	$0	$0	$0
Thomas F. Gideon	$0	$0	$16,240	$0	$531,494
Sandy D. McDade	$0	$0	$29,332	$0	$991,087

(1)	The amount deferred and reported in this column is included in the Summary Compensation Table as salary earned and paid in 2014.

(2)	Employer paid premium on amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are included in “All Other Compensation” in the Summary Compensation Table.

(3)	Fiscal 2014 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the common stock equivalents account in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

Executive officers in the United States are eligible for a deferred compensation plan. This deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash bonus. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus 3%.

Under the deferred compensation plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units, with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service, up to five years following his or her separation from service. Payments may be made in a lump sum or up to 20 equal annual payments or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. For deferrals made prior to 2011, payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. Beginning in 2011, payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the closing price per share of Company stock on the transfer. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

CHANGE IN CONTROL

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period from the effective date of a change in control and 24 calendar months following the effective date of a change in control of the Company, the executive’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s:

•

willful and continued failure to perform substantially the officer’s duties after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the officer has not substantially performed his or her duties;

•	conviction of a felony; or
•	willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Mandatory retirement is defined as age 65. Disability is defined in the Weyerhaeuser Pension Plan, or in any successor to such plan.

These payments and benefits also would be paid if the executive terminates his or her employment for “Good Reason.” The executive would be considered to have left for Good Reason if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;
•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than the officer’s primary residence was located immediately prior to the change in control;

•	a material reduction by the Company in the officer’s base salary as of the effective date;
•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an executive is terminated without cause or leaves for Good Reason during the period described above following a change in control, the officer will receive:

•	an amount equal to three times the highest rate of the executive’s annualized base salary rate in effect prior to the change in control;
•	three times the officer’s target annual bonus established for the bonus plan year in which the executive’s date of termination occurs;
•	an amount equal to the executive’s unpaid base salary and accrued vacation pay through the effective date of termination;
•	the executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
•

a payment of seventy-five thousand dollars ($75,000) (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination; and

•

full vesting of the executive’s benefits under any and all supplemental retirement plans in which the executive participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years.

In addition, in accordance with the terms of the Company’s long-term incentive plans, following a change in control, outstanding stock options and RSUs held by executive officers would vest and become exercisable, unearned PSUs would be deemed to have been earned at target, and earned PSUs would vest and be released only if the officer were terminated within the period beginning as of the change in control and ending 24 months after the change in control.

SEVERANCE

Agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated by the Company when there is no change in control unless the termination is for cause, or is the result of the Company’s mandatory retirement policy, disability or death. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;

•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
•	the executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the executive’s termination; and
•

a payment of ten thousand dollars ($10,000) (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination.

The severance benefit payable to Mr. Simons is the same as described above except that the amount paid for base salary is two times his highest base salary rate and the amount for target bonus is two times his target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe potential payments to the NEOs that could be made upon termination or a change in control. All amounts assume the NEOs terminated employment as of December 31, 2014, other than Mr. Gideon who separated from service with the Company on February 14, 2014 and Mr. McDade who separated from service with the Company on July 10, 2014. Messrs. Gideon and McDade, like all other executive officers, had severance agreements with the Company. Upon their respective separation from service in 2014, each executive received payments in accordance with the terms of his respective agreement. Those amounts are set forth in the table below and in the Summary Compensation Table. The forms of the severance agreements for all NEOs are included as exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2014.

Executive Benefits and Payments Upon Termination of Doyle R. Simons	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	n/a	$0	$1,900,000	$0	$2,850,000	$0
Annual Incentive Plan (AIP)	n/a	$1,712,000(a)	$4,182,000(b)	$0	$5,417,000(d)	$1,712,000(a)
Stock Options (2)	n/a	$1,556,994(h)	$425,446(k)	$0	$1,556,994(l)	$1,556,994(s)
Restricted Stock (3)	n/a	$2,233,231(o)	$608,930(p)	$0	$2,233,231(l)	$2,233,231(t)
Performance Share Units (4)	n/a	$5,089,213(r)	$1,819,866(u)	$0	$5,089,213(l)	$5,089,213(r)
Nonqualified Deferred Compensation (5)	n/a	$0	$0	$0	$0	$0
Gross Up Payment (6)	n/a	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	n/a	$0	$0	$0	$349,342	$0
Life and Health Care Insurance (8)	n/a	$0	$17,277	$0	$129,199	$0
Life Insurance Proceeds (9)	n/a	$0	$0	$0	$0	$500,000
Outplacement Services (10)	n/a	$0	$20,000	$0	$20,000	$0

*	Mr. Simons is not eligible for early retirement or normal retirement based on his age and service criteria.

Executive Benefits and Payments Upon Termination of Patricia M. Bedient	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$0	$0	$915,000	$0	$1,830,000	$0
Annual Incentive Plan (AIP)	$811,000(a)	$811,000(a)	$1,588,750(c)	$0	$2,366,500(d)	$811,000(a)
Stock Options (2)	$0(f)	$958,963(g)	$423,051(j)	$0	$958,963(l)	$958,963(s)
Restricted Stock (3)	$0(n)	$1,227,458(o)	$489,779(p)	$0	$1,227,458(l)	$1,227,458(t)
Performance Share Units (4)	$0(q)	$3,144,358(r)	$889,859(u)	$0	$3,144,358(l)	$3,144,358(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$609,127	$0
Life and Health Care Insurance (8)	$0	$0	$17,227	$0	$129,199	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0D
* Ms. Bedient is eligible for early retirement, but is not eligible for normal retirement based on her age.
Executive Benefits and Payments Upon Termination of Adrian M. Blocker	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	n/a	$0	$675,000	$0	$1,350,000	$0
Annual Incentive Plan (AIP)	n/a	$609,000(a)	$1,047,750(c)	$0	$1,486,500(d)	$609,000(a)
Stock Options (2)	n/a	$163,225(h)	$40,806(k)	$0	$163,225(l)	$163,225(s)
Restricted Stock (3)	n/a	$232,077(o)	$58,019(p)	$0	$232,077(l)	$232,077(t)
Performance Share Units (4)	n/a	$413,887(r)	$103,472(u)	$0	$413,887(l)	$413,887(r)
Nonqualified Deferred Compensation (5)	n/a	$0	$0	$0	$0	$0
Gross Up Payment (6)	n/a	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	n/a	$0	$0	$0	$207,960	$0
Life and Health Care Insurance (8)	n/a	$0	$13,765	$0	$103,235	$0
Life Insurance Proceeds (9)	n/a	$0	$0	$0	$0	$500,000
Outplacement Services (10)	n/a	$0	$20,000	$0	$20,000	$0
* Mr. Blocker is not eligible for early retirement or normal retirement based on his age and service criteria.

Executive Benefits and Payments Upon Termination of Srinivasan Chandrasekaran	Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$43,846	$43,846	$898,846	$43,846	$1,753,846	$43,846
Annual Incentive Plan (AIP)	$751,000(a)	$751,000(a)	$1,477,750(c)	$0	$2,204,500(d)	$751,000(a)
Stock Options (2)	$710,379(e)	$734,236(g)	$710,379(i)	$0	$734,236(l)	$734,236(s)
Restricted Stock (3)	$789,792(m)	$922,615(o)	$789,792(m)	$0	$922,615(l)	$922,615(t)
Performance Share Units (4)	$2,244,576(q)	$2,305,069(r)	$2,244,576(q)	$0	$2,305,069(l)	$2,305,069(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$356,260	$0
Life and Health Care Insurance (8)	$0	$0	$17,227	$0	$129,199	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0
* Mr. Chandrasekaran is eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of Rhonda D. Hunter	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$9,615	$9,615	$759,615	$9,615	$1,509,615	$9,615
Annual Incentive Plan (AIP)	n/a	$578,000(a)	$1,140,500(c)	$0	$1,703,000(d)	$578,000(a)
Stock Options (2)	n/a	$377,399(g)	$155,482(k)	$0	$377,399(l)	$377,399(s)
Restricted Stock (3)	n/a	$492,587(o)	$184,349(p)	$0	$492,587(l)	$492,587(t)
Performance Share Units (4)	n/a	$818,739(r)	$323,176(u)	$0	$818,739(l)	$818,739(r)
Nonqualified Deferred Compensation (5)	n/a	$0	$0	$0	$0	$0
Gross Up Payment (6)	n/a	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	n/a	$0	$0	$0	929,082	$0
Life and Health Care Insurance (8)	n/a	$0	$13,765	$0	$103,235	$0
Life Insurance Proceeds (9)	n/a	$0	$0	$0	$0	$500,000
Outplacement Services (10)	n/a	$0	$20,000	$0	$20,000	$0
* Ms. Hunter is not eligible for early retirement or normal retirement based on her age and service criteria.

Executive Benefits and Payments Upon Termination of Thomas F. Gideon	Severance*
Compensation:
Salary (including payout of vacation)	$222,600
Annual Incentive Plan (AIP)	$0(a)
Stock Options (2)	$661,135(e)
Restricted Stock (3)	$657,910(m)
Performance Share Units (4)	$2,426,092(q)
Nonqualified Deferred Compensation (5)	$0
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$0
Life and Health Care Insurance (8)	$17,227
Life Insurance Proceeds (9)	$0
Outplacement Services (10)	$0

*	Mr. Gideon’s separation from service was effective February 14, 2014.

Executive Benefits and Payments Upon Termination of Sandy M. McDade	Severance*
Compensation:
Salary (including payout of vacation)	$376,964
Annual Incentive Plan (AIP)	$260,000(a)
Stock Options (2)	$429,439(e)
Restricted Stock (3)	$466,304(m)
Performance Share Units (4)	$1,467,081(q)
Nonqualified Deferred Compensation (5)	$0
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$0
Life and Health Care Insurance (8)	$17,227
Life Insurance Proceeds (9)	$0
Outplacement Services (10)	$0

*	Mr. McDade’s separation from service was effective July 10, 2014.

(1)	Severance benefits payable when there is no change in control, unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive.

(2)	Stock option values reflect the intrinsic value of unvested options that would accelerate or continue to vest upon termination, as of December 31, 2014.

(3)	Restricted stock values reflect the intrinsic value of unvested RSUs that would accelerate or continue to vest upon termination, as of December 31, 2014.

(4)	Performance share unit values reflect the intrinsic value of unvested PSUs that would accelerate or continue to vest upon termination as of December 31, 2014. The value reflects performance as of December 31, 2014 for the 2014 grant and actual value earned would depend on performance for the full performance period ending December 31, 2015.

(5)	The amount equal to the value of any premiums on share equivalents under the Deferred Compensation Plan that would be forfeited in connection with the officer’s termination.

(6)	The Company does not provide tax gross up payments for change in control or severance benefits.

(7)	This is an estimated present value of annual increase in pension payments required pursuant to the executive officer’s Change in Control Agreement with the Company. The annual incremental increase assumes credit for three additional years of service applied to benefits earned under Formula B and three additional years of age applied to benefits earned under Formula A and Formula B following termination of employment.

(8)	Lump sum payment to assist in paying for replacement health and welfare coverage for a reasonable period following the date of termination.

(9)	Amounts for group supplemental executive term life insurance are two and one half times base salary, with a maximum coverage of $500,000; basic life for all salaried employees is one times base salary, with a maximum coverage amount of $200,000. The total maximum coverage for group supplemental executive term life and basic life insurance is $700,000.

(10)	Outplacement services with a value of up to $20,000 are available following termination. If the services are used by the executive officer, the fees are paid directly to the outplacement service provider.

(a)	Payment of annual incentive for terminations due to early retirement, disability or death is based on performance and prorated for days of employment during the performance period.

(b)	Payment of the annual incentive is calculated as two times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(c)	Payment of the annual incentive amount is calculated as one and one half times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(d)	Payment of the annual incentive is calculated as three times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(e)	Upon early retirement at or after age 62, but before age 65, with at least 10 years of service or retirement at age 65; for annual options granted in 2014, a prorated number of options continue to vest; for annual options granted in 2013, 2012 and 2011, vesting continues. Vested options remain exercisable through original term.

(f)	Upon early retirement at or after age 55, but before age 62 with at least 10 years of service; for annual options granted in 2014 and 2013, unvested options are forfeited and vested options remain exercisable for the lesser of 90 days or original term; for annual options granted in 2012 and 2011, unvested options are forfeited and vested options remain exercisable for the lesser of 3 years or original term.

(g)	Upon termination due to disability when executive has at least 10 years of service: vesting accelerates for annual options granted in 2014, 2013, 2012, and 2011. Vested options granted in 2014, 2013, 2012 and 2011 remain exercisable for the lesser of three years or the original term.

(h)	Upon termination due to disability when executive has less than 10 years of service: vesting accelerates for annual options granted in 2014. Vested options granted in 2014 remain exercisable for the lesser of three years or the original term.

(i)	Upon termination without cause on or after age 62, but before age 65, with at least 10 years of service: for annual options granted in 2014 and 2013, a prorated number of options continue to vest and remain exercisable for the original term; for annual options granted in 2012 and 2011, vesting continues and vested options remain exercisable for the original term.

(j)	Upon termination without cause at or after age 55, but before age 62 with at least 10 years of service: for annual options granted in 2014, 2013, 2012 and 2011, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term.

(k)	Upon termination without cause before age 62: for annual options granted in 2014, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term

(l)	In the event of a change in control of the Company, all outstanding stock options held by the officer become vested and may be exercised for the remaining term of the grant, vesting of all unvested RSUs accelerates; and vesting of PSUs accelerates assuming target performance.

(m)	Upon early retirement on or after age 62, with at least 10 years of service or retirement at age 65; for RSUs granted in 2014, a prorated number of RSUs continue to vest; for RSUs granted in 2013, vesting continues; for RSUs granted in 2012 and 2011, vesting continues for one year.

(n)	Upon early retirement on or after age 55, but before age 62, with at least 10 years of service, all unvested RSUs are forfeited.

(o)	Upon termination due to disability, vesting of RSUs granted in 2014 accelerates.

(p)	Upon termination without cause: for RSUs granted in 2014, vesting continues for one year.

(q)	Upon early retirement on or after age 62, but before age 65, with at least 10 years of service or retirement at age 65; for PSUs granted in 2014, a prorated number of earned shares (based on actual performance) continue to vest, for PSUs granted in 2013, 2012, and 2011, vesting continues. Upon early retirement on or after age 55, but before age 62, with at least 10 years of service, all unvested PSUs are cancelled.

(r)	Upon termination due to death or disability, the actual number of shares earned based on achievement of performance goals would be released on the later of the end of the performance period or the date of termination. Values shown in the table represent performance to date; actual shares earned will depend on actual performance at end of the two-year performance period.

(s)	Upon termination due to death, unvested stock options are vested. For options granted in 2014, 2013, 2012 and 2011, vested options remain exercisable for lesser of three years or the original term.

(t)	Upon termination due to death, vesting of unvested RSUs accelerates for grants made in 2014, 2013, 2012, and 2011.

(u)	Upon termination without cause: For PSUs granted in 2014, vesting continued for one year and earned shares are released per the original schedule.

INFORMATION ABOUT SECURITIES AUTHORIZED FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS

The following table describes as of December 31, 2014, the number of shares subject to outstanding equity awards under the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”), 2004 Long-Term Incentive Plan (the “2004 Plan”) and 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”), the weighted average exercise price of outstanding stock options and stock appreciation rights. Weyerhaeuser’s shareholders adopted the 2013 Plan at the 2013 annual meeting of shareholders. The 2013 Plan replaced the 2004 Plan and 1998 Plan and no further awards will be granted under either the 2004 Plan or 1998 Plan. The following table shows the number of shares available for future issuance under the 2013 Plan.

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders (1)	14,818,428	$20.70	19,466,670
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	14,818,428	$20.70	19,466,670

(1)	Includes 1,227,170 RSUs and 890,094 PSUs. Because there is no exercise price associated with RSUs and PSUs, excluding these stock units would result in a weighted average exercise price calculation of $24.15.

ITEM 2—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation.

Our executives, including our NEOs, are critical to our success. That is why we design our executive compensation program to attract, retain and motivate superior executive talent. At the same time, we design our executive compensation program to focus on shareholders’ interests and sustainable long-term performance. We do this by making a significant portion of our NEOs’ compensation contingent on reaching specific short- and long-term performance measures.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosures.”

This say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee or our board of directors. However, our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends that shareholders vote “FOR” this proposal.

ITEM 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the Company and its subsidiaries for 2014 and has been selected to do so for 2015. Representatives of KPMG LLP are expected to be present at the annual meeting, will be able to make a statement or speak if they wish to do so, and will be available to answer appropriate questions from shareholders.

The Company was billed for professional services provided during 2014 and 2013 by KPMG LLP in the amounts set out in the following table:

Services Provided	Fee Amount 2014	Fee Amount 2013
Audit Fees (1)	$5,017,000	$6,321,400
Audit Related Fees (2)	$1,113,900	$1,889,700
Tax Fees (3)	$78,000	$49,400
All Other Fees	$0	$0
Total	$6,208,900	$8,260,500

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 31, 2014 and December 31, 2013, for professional services rendered by KPMG for the audit of the Company’s annual financial statements, and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting.

(2)	Fees for services rendered in support of employee benefit plan audits and fees for services rendered in connection with the divestiture of the Company’s homebuilding and real estate development business.

(3)	Fees for tax return preparation and related services principally relating to services rendered for entities in connection with the Longview Timber LLC acquisition.

The Audit Committee of the board of directors is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent registered public accountants. The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the committee to one or more of its members and the committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated to a committee member or management, any such approval of services must be reported to the committee at its next scheduled meeting and approved by the committee (or by one or more members of the committee, if authorized). During fiscal 2014 and 2013, 1.26% and 0.60%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees). The Audit Committee has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements in 2014 and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate governance. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as Weyerhaeuser’s independent registered public accounting firm for 2015.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The board of directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the board prefers to avoid related party transactions. However, the board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources, or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the board has delegated to the Audit Committee the responsibility to review related party transactions. The committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a direct or indirect material interest. A related person is anyone who is:

•	a director or executive officer of the Company;
•	a shareholder who beneficially owns more than 5% of the Company’s stock;
•	an immediate family member of any of the Company’s directors or executive officers; or
•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

A director or executive officer who is a related person or has a family member who is a related person must inform the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and determines the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review.

The committee reviews all the facts and circumstances of each related party transaction, including the potential effect on a director’s independence if the Company enters into a transaction where a director has an interest. The committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders.

If a member of the Audit Committee is a related person in connection with a proposed related party transaction, the transaction is reviewed only by the disinterested members of the committee. If multiple members of the committee, including the chair of the committee, are relevant related persons, the disinterested members of the board of directors review the transaction rather than the committee.

If the Company or any related person becomes aware of a related party transaction that has not been previously approved or ratified under the Company’s related party transaction policies and procedures, it should promptly submit the transaction to the Audit Committee for consideration. The committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction.

At its first meeting each year, the committee also reviews any ongoing related party transaction in which the amount of the transaction is still greater than $120,000. The committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

The chair of the Audit Committee has the authority to approve transactions on behalf of the committee in between committee meetings if it is not practical to wait until the next committee meeting for a review. Any related party transaction approved by the chair of the committee between meetings must be reported to the committee at the next meeting. Material related party transactions that are approved by the committee must be reported to the board of directors at the next meeting of the board.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent directors as defined by the rules of the New York Stock Exchange (“NYSE”). The board of directors has determined that all Audit Committee members are financially literate in accordance with NYSE listing standards. D. Michael Steuert is an “audit committee financial expert” within the meaning of SEC regulations and NYSE listing standards. No Audit Committee member received any payments in 2014 from the Company other than compensation for service as a director.

The Audit Committee acts under a written charter. The current charter for the Audit Committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link and then under “Committee Charters and Composition.” If you would like a paper copy, you may request one by writing Weyerhaeuser Company, Attention: Corporate Secretary, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.

In this context, the committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended. In addition, the committee has received the written disclosures and the letter from the independent auditors required by Rule 3526, Communication with Audit Committee Concerning Independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

The committee discusses with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee also has reviewed and discussed the audited financial statements with management. Based on the reviews and discussions described above, the committee recommended to the board of directors that the audited financial statements and assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2015.

• D. Michael Steuert, Chairman	• John I. Kieckhefer • Kim Williams
• Mark A. Emmert

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email, or the Internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the board of directors adopted a shareholder rights plan policy. The policy provides that the board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the board may act on its own to adopt a shareholder rights plan if a majority of the independent directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

In 1991, the board of directors adopted a confidential voting policy to protect our shareholders’ voting privacy. The policy provides that ballots, proxy forms and voting instructions returned to banks, brokerage firms and other holders of record must be kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. Other than aggregate vote totals, the proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if:

•	disclosure is required by applicable law,
•	a shareholder requests disclosure or
•	to resolve legal claims or disputes regarding ballots, proxy forms or votes, or the accuracy of any vote tabulation.

In the event the Company receives notice of a proxy contest, the Company will request that the proponent and all agents and other persons engaged by the proponent agree to this voting policy. The Company will not be bound to comply with this policy during a proxy contest if the proponent is not willing to be bound by the policy as well.

OTHER BUSINESS

The board of directors knows of no other matters to be presented at the meeting. If any other matters are properly brought before the shareholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

We anticipate that our 2016 annual meeting of shareholders will be held May 20, 2016.

Shareholders who wish to present proposals in accordance with SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with our 2016 annual meeting must submit their proposals so they are received by the Corporate Secretary at the Company’s executive offices no later than the close of business on December 9, 2015. To be in proper form, a shareholder proposal must meet all applicable requirements of SEC Rule 14a-8. Simply submitting a proposal does not guarantee that it will be included.

The Company’s Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is properly presented for consideration. If a shareholder wishes to bring business at a meeting for consideration under the Bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting date. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first. To be in proper form, the notice must include specific information as described in our Bylaws.

The Company’s Bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our Bylaws and in SEC rules. In addition, to be eligible to be a nominee for director, the person must be able to make certain agreements with the Company as described in our Bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our Bylaws and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our Bylaws or SEC or other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the annual meeting should be addressed to Devin W. Stockfish, Senior Vice President, General Counsel and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777. Shareholders may obtain a copy of our Bylaws from our Corporate Secretary at the same address. Our Bylaws are also available on our web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link.

For the board of directors

Devin W. Stockfish

Senior Vice President,

General Counsel and Corporate Secretary

Federal Way, Washington

April 8, 2015

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on May 21, 2015 (11:59 p.m., Eastern Time, on

May 19, 2015 for participants under the Plans).

Vote by Internet

• Go to http://www.envisionreports.com/WY

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote “FOR” each of the following nominees and “FOR” items 2 and 3.

For Against Abstain

1.1 - David P. Bozeman

1.4 - John I. Kieckhefer

1.7 - Doyle R. Simons

1. Election of Directors:

1.10 - Charles R. Williamson

For Against Abstain

1.2 - Debra A. Cafaro

1.5 - Wayne W. Murdy

1.8 - D. Michael Steuert

For Against Abstain

1.3 - Mark A. Emmert

1.6 - Nicole W. Piasecki

1.9 - Kim Williams

For Against Abstain

2. Approval, on an advisory basis, of the compensation of the named executive officers

For Against Abstain

3. Ratification of selection of independent registered public accounting firm

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting. Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 020DFE

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION

TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY

CARD IF YOU VOTE BY MAIL.

ADMISSION TICKET

Annual Meeting of Shareholders

Date – May 22, 2015

Time – 9:00 a.m. Pacific Time

Location – Weyerhaeuser Company

Corporate Headquarters Building

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes, no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2014 Annual Report to Shareholders are available at:

www.envisionreports.com/WY.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Williamson, Doyle R. Simons and Devin W. Stockfish, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way,

Washington, on Friday, May 22, 2015, at 9 am, and all adjournments or postponements thereof. Shares will be voted as directed on the reverse side of this proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans (the “Plans”), the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. The Trustee must receive your proxy instructions no later than 11:59 p.m., Eastern Time, on May 19, 2015. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

(Continued and to be marked, dated and signed, on the other side) Proxy